UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Cinemark Holdings, Inc.

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NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT

April 24, 2015

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Cinemark Holdings, Inc. will be held on June 4, 2015, at 9 a.m. CDT at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect two Class II directors to serve for three years on our Board;

2.	To ratify the appointment of Deloitte as our independent registered public accounting firm for the 2015 fiscal year;

3.	To hold a non-binding, annual advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Accompanying this notice is the proxy statement, which provides information on our Board and management team, and further describes the business we will conduct at the Annual Meeting.

Only stockholders of record as of the close of business on April 17, 2015 will be entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important to us. Whether or not you attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote. For details regarding the methods of voting please refer to ‘What Different Methods Can I Use to Vote’ under ‘Questions and Answers About the Meeting and Voting’ in this proxy statement.

This notice of Annual Meeting and proxy statement is also available online at http://www.cinemark.com/About/Investor Relations/Proxy Materials.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Cavalier
Executive Vice President — General Counsel and Secretary

INFORMATION REGARDING ADMISSION TO THE ANNUAL MEETING

Stockholders attending the Annual Meeting will be required to present both proof of ownership of Cinemark Common Stock and a valid picture identification, such as a driver’s license or passport. If your shares are held in the name of a bank or broker, you will need a recent brokerage statement or letter from such entity reflecting your stock ownership as of the Record Date.

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in the Annual Report on Form 10-K for Cinemark Holdings, Inc. (the “Company”, “Cinemark”, “we”, “us” or “our”) for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2015 (the “2014 Form 10-K”). You should carefully read the entire proxy statement and the Company’s 2014 Form 10-K before voting.

BUSINESS PERFORMANCE

While the 2014 fiscal year was a challenging year for the movie exhibition industry, we continued on our path of accomplishments and made significant progress on our strategic initiatives. Below is a summary of certain operational and financial highlights of our performance during the 2014 fiscal year:

❖	Domestic admissions revenues outperformed the North American industry by 430 basis points and our worldwide admissions revenues outperformed by 540 basis points on a currency adjusted basis
❖	Completed digital rollout in Latin America becoming 100% digital across our worldwide first-run circuit
❖	Achieved 100% satellite delivery capability in our U.S circuit
❖	Retained the position of the highest attended worldwide exhibitor with approximately 264 million patrons
❖	Remained first in our industry for Reported Adjusted EBITDA and Reported Adjusted EBITDA margin
❖	Continued expansion of our private-label, premium large format XD screens and enhanced market-adaptive concepts such as NextGen, Cinemark Reserve and Cinemark Bistro
❖	Returned $116.1 million to stockholders as cash dividends
❖	One-year Total Stockholder Return (“TSR”) increased by 9.8%
❖	Price of Common Stock increased 6.7% to $35.58 per share at FYE 2014 from $33.33 per share at FYE 2013

1	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

Our financial performance over the past five years demonstrates our consistent focus on balanced growth, sustained industry outperformance and return to our investors.

Operational/Financial Metric	2014	2013	2012	2011	2010
Net Income[1]	$ 192.6 million	$ 148.5 million	$ 168.9 million	$ 130.5 million	$ 146.1 million
Revenue	$2,627.0 million	$2,682.9 million	$2,473.5 million	$2,279.6 million	$2,141.1 million
Reported Adjusted EBITDA[2]	$ 596.5 million	$ 625.3 million	$ 589.2 million	$ 519.5 million	$ 485.9 million
Diluted Earnings Per Share	$ 1.66	$ 1.28	$ 1.47	$ 1.14	$ 1.29

The Company’s TSR for the one-year, three-year and five-year periods were as follows:

1 Attributable to Cinemark Holdings, Inc.

2 See footnote 20 on page F-36 of the 2014 Form 10-K for reconciliations of non-GAAP financial measures for the 2014, 2013 and 2012 fiscal years. See footnote 23 on page F-38 of the 2012 Form 10-K for 2011 and 2010 fiscal years.

2	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

OUR EXECUTIVES

Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer (“CEO”) Tim Warner, President and Chief Operating Officer Robert Copple and President, Cinemark International Valmir Fernandes, our operational management team has many years of theatre operating experience, ranging from 18 to 56 years.

Changes in Executive Management Team in 2014

Effective January 21, 2014, Mr. Robert Copple assumed the position of President and Chief Operating Officer of the Company.

In 2014, we added to our management team by hiring Sean Gamble as the Company’s Chief Financial Officer (“CFO”). Mr. Gamble joined Cinemark after five years at NBCUniversal where he served as Executive Vice President and CFO and was responsible for Universal Picture’s global financial operations. His leadership experience and studio perspective provides critical support to the executive management team in developing and executing the company’s financial strategies.

2014 EXECUTIVE COMPENSATION

2014 Say-on-Pay Voting Results

At the annual meeting of stockholders held in May 2014 (the “2014 Annual Meeting”), our executive compensation program garnered the support of approximately 97% of the votes cast by stockholders present in person or represented by proxy and were entitled to vote at the 2014 Annual Meeting. Given the high approval rate sof our executive compensation program, the Compensation Committee did not make any major structural changes to the program.

3	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

The philosophy of our executive compensation program is to motivate, reward and retain executive talent by providing market aligned and performance-based compensation.

Key Considerations in Setting 2014 Executive Compensation

In determining the compensation of the executive officers for the 2014 fiscal year, the Compensation Committee considered the following:

❖	The performance period over which the Internal Rate of Return (“IRR”) is calculated, considering the Company’s growth plan and historical rates of return criteria;
❖	The performance of the domestic and international segments of the Company;
❖	Changing roles of Company executives and hiring of a new CFO;
❖	Pay practices at peer group of companies; and
❖	The competitive market, both domestic as well as international, for Company executives.

Changes in Executive Compensation in 2014

Based on the above review, the Compensation Committee made the following decisions regarding executive compensation for the 2014 fiscal year:

❖	The performance period for the IRR for the performance awards was reduced to two years (from three years); the service requirement beyond the performance period was increased to two years (from one year), maintaining the same four-year overall vesting schedule;
❖	Company entered into new employment agreements with Tim Warner and Robert Copple, effective January 21, 2014;
❖	Company entered into an employment agreement with Sean Gamble effective August 25, 2014;
❖	The annual base salary of Valmir Fernandes was raised by approximately $72,000 and his annual $30,000 expatriate allowance was rolled into his annual base salary. Mr. Fernandes’s annual cash incentive bonus target percentage was raised from 75% to 85% of his annual base salary.

4	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

In order to align each named executive officer’s compensation with Company and individual performance, and to provide the incentives necessary to attract, motivate and retain the executives that help drive the Company’s success, the Compensation Committee structured the executive compensation program in the following manner for the 2014 fiscal year:

Pay Element	Annual Base Salary	Annual Cash Incentive Bonus	Restricted Stock	Performance Award
Who Receives	All named executive officers
When Approved	Annually, at the end of the year prior to the covered year	Annually, first quarter of the year following the covered year	Annually, first quarter of the covered year
Form of Delivery	Cash		Equity
Type of Performance	Individual performance	Company performance based on Bonus Plan EBITDA achieved	Service	Company performance and service
Performance Period	1 year		Typically, four years[3]	2 year Company performance + 2 year continued service
How Payout is Determined	N/A	Compensation Committee validates and approves the Bonus Plan EBITDA achieved by Company during the covered year	Service-based	Formulaic; includes IRR; Compensation Committee validates and approves IRR for the performance period
2014 Performance Measures	N/A	Bonus Plan EBITDA target was $618.2 million; Bonus Plan EBITDA achieved by Company was $602.6 million; annual cash incentive bonus approved by Compensation Committee at 83.3% of target	N/A	Target IRR for performance period from January 1, 2014 to December 31, 2015 ranges from 8.5% to 12.5%

The following tables provide a summary of the changes in the terms of compensation for Messrs. Warner and Copple pursuant to their respective new employment agreements effective January 21, 2014 and the actual compensation amounts received for the 2014 fiscal year:

Tim Warner:

Compensation Element	Term Under 2012 Agreement	Term Under 2014 Agreement	2014 Actuals
Annual Base Salary	Subject to annual review for increase but not decrease	Subject to annual review for increase but not decrease	$800,000 (annualized)
Annual Cash Incentive Bonus	Minimum target: 100% of annual base salary	Minimum target: 100% of annual base salary Maximum target: 150% of annual base salary	$666,400 (83.3% of target)
Long-term Incentive Award	At least 125% of annual base salary	At least 200% of annual base salary; Time-based vesting not exceeding 4 years and shall vest equally	Total grant date fair value: $1,599,952

3 Mr. Warner’s 2014 restricted stock grant shall vest equally over two years. Mr. Gamble’s 2014 restricted stock grant shall vest equally over three years.

5	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

Robert Copple:

Compensation Element	Term Under 2008 Agreement	Term Under 2014 Agreement	2014 Actuals
Annual Base Salary	Subject to annual review for increase but not decrease	Subject to annual review for increase but not decrease	$600,000 (annualized)
Annual Cash Incentive Bonus	No minimum target	Minimum target: 100% of annual base salary Maximum target: 150% of annual base salary	$499,800 (83.3% of target)
Long-term Incentive Award	No minimum percentage	At least 150% of annual base salary; Time-based vesting not exceeding 4 years	Total grant date fair value: $899,980

Sean Gamble:

The terms of Mr. Gamble’s compensation pursuant to his employment agreement are as follows, including the actual compensation amounts received for the 2014 fiscal year:

Compensation Element	Term	2014 Actuals
Annual Base Salary	Subject to annual review for increase but not decrease	$450,000 (annualized)
Annual Cash Incentive Bonus	Target: 75% of annual base salary	$117,077 (83.3% of target)
Long-term Incentive Award	No minimum percentage	Total grant date fair value of restricted stock: $249,992; No performance awards were granted

Since Mr. Gamble was hired eight months into the two-year performance period for the 2014 performance awards, the Compensation Committee did not grant him any performance awards. However, in line with our executive compensation philosophy, he was awarded restricted stock with a three-year vest schedule as part of his hiring package. It is expected that beginning 2015 the Compensation Committee will grant him performance awards and restricted stock with the typical four year vest schedule.

Alignment of pay with performance

Cinemark is committed to aligning pay with performance. The annual cash incentive bonus paid to the named executive officers for the 2014 fiscal year and the vest percentage of the performance awards granted in 2012, which were both determined to be less than 100% of their respective targets, demonstrate the Company’s commitment to pay-for-performance.

Annual Cash Incentive Bonus for 2014:

In March 2014, the Compensation Committee set the Company’s Bonus Plan EBITDA target at $618.2 million for purposes of the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”). The Company achieved a Bonus Plan EBITDA of $602.6 million (the “Bonus Plan EBITDA”) which was calculated, similar to previous years, using reported Adjusted EBITDA of $596.5 million (the “Reported Adjusted EBITDA”) adjusted for annual cash incentive bonus compensation and severance expenses.

6	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

Based on the Bonus Plan EBITDA achieved, the Compensation Committee determined that the annual cash incentive bonus would be paid at 83.3% of the target opportunity of each participant to the Bonus Plan. The table below provides the target annual cash incentive bonus opportunity of each of the named executive officers for the 2014 fiscal year and the 2014 actuals:

Name	Target Opportunity	2014 Actuals
Lee Roy Mitchell	$ 885,897	$ 737,953
Tim Warner	$ 800,000	$ 666,400
Robert Copple	$ 600,000	$ 499,800
Sean Gamble	$ 123,317	$ 117,077
Valmir Fernandes*	$ 399,500	$ 395,932

*Similar to previous years, Mr. Fernandes’s annual cash incentive bonus was calculated based on the average of worldwide Adjusted EBITDA and international Adjusted EBITDA performances as compared to target.

Vest of 2012 Performance Awards:

Based on the level of IRR achieved by the Company for the three-year performance period from January 1, 2012 to December 31, 2014, the Compensation Committee determined that 76.67% of the maximum opportunity (115% of the target opportunity) of the performance awards (in the form of restricted stock units) granted in 2012 to Messrs. Warner, Copple and Fernandes shall vest. The table below provides the number of performance awards (maximum) granted in 2012 and the number of performance awards to vest, subject to continuous employment through March 8, 2016:

Name	Granted in 2012	To Vest in 2016
Lee Roy Mitchell	-	-
Tim Warner	35,358	27,108
Robert Copple	20,203	15,489
Sean Gamble	-	-
Valmir Fernandes	15,925	12,209

7	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

CORPORATE GOVERNANCE

Commitment to good governance is integral to our growth, performance and retention. Our Board periodically identifies and implements changes in our governance practices. Following are some of the key features of the Company’s corporate governance:

Board and Other Governance Features	2014
Voting for uncontested director elections	Plurality-Plus
Independence of the Board members	Majority
Separate Chairman and Chief Executive Officer	Yes
All members of Audit, Compensation and Nominating committees are independent	Yes
No director on the board of directors of more than three public companies	Yes
Annual equity grant to non-employee directors	Yes
Number of directors attending at least 75% of all Board and committee meetings in 2014	All
Independent compensation consultant	Yes
Non-management directors meet regularly in executive session, presided by the Lead Director	Yes
Excise tax gross-ups for change of control payments	None
Perquisites	Limited
Deferred compensation	None
Pension benefits	None
Change-in-control payments	Double trigger
Golden parachutes	None
Stockholder advisory vote on executive compensation	Annual
Hedging transactions by directors and executive officers	Prohibited
Pledging Company securities without prior approval	Prohibited
Holding Company securities in a margin account	Prohibited
Puts, calls and other derivative securities with respect to Company securities	Prohibited

8	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

ANNUAL MEETING DETAILS

• Time and Date:	June 4, 2015; 9:00 a.m. CDT

• Place:	Cinemark West Plano Theatre 3800 Dallas Parkway, Plano, TX 75093

• Record Date:	April 17, 2015

• Voting:	Stockholders as of the Record Date are entitled to vote. Each share of common stock, par value $0.001 per share (“Common Stock”), is entitled to one vote for each nominee and one vote for each of the proposals to be voted upon.

• Mailing:	The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 24, 2015.

ANNUAL MEETING AGENDA AND VOTE RECOMMENDATIONS

Management Proposals	Vote Recommendation	Page Reference
Election of two Class II directors to serve for three years on our Board	FOR each nominee	19
Ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2015 fiscal year	FOR	36
Non-binding, annual advisory vote on executive compensation	FOR	37

9	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

ITEM 1 – ELECTION OF DIRECTORS

Board Nominees

The following table provides summary information about each Class II director who is nominated for election at the Annual Meeting. Mr. Warner was elected to the Board based on his position as the CEO of the Company. His Second Amended and Restated Employment Agreement effective January 21, 2014 (the “Second Amended Agreement”), is set to expire on April 1, 2016. He will automatically resign from the Board if his position as the CEO is terminated for any reason, including the expiration of the Second Amended Agreement on April 1, 2016.

As previously reported, Peter R. Ezersky and Vahe A. Dombalagian, both Class II directors, have notified the Company that they will not stand for re-election at the Annual Meeting. Pursuant to the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Board of Directors (the “Board”) may fill the vacancies created by the resignations of Messrs. Ezersky and Dombalagian. Any director so chosen shall serve for the remainder of the term of the Class II directors until his/her successor has been elected and qualified, subject however, to such director’s death, resignation, retirement, disqualification or removal.

If elected, Mr. Sepulveda will serve for a term of three years, expiring at the 2018 annual meeting or until his successor is elected.

Name	Age	Director Since	Occupation	Experience	Other Public Boards	Independent	Committee Assignments
Carlos M. Sepulveda	57	2007	Executive Chairman of Triumph Bancorp	Certified public accountant; executive with experience in operational and enterprise risk management	Matador Resources; Triumph Bancorp Inc.	✓	AC (FE); CC; SP
Tim Warner	70	2014	CEO	Industry experience	x	x	x

AC: Audit Committee; CC: Compensation Committee; SP: Strategic Long-Range Planning Committee; FE: Audit Committee Financial Expert

In 2014, all Class II directors attended at least 75% of all Board and committee meetings. Mr. Warner was elected to the Board in November 2014. There were no Board meetings held in 2014 after his election.

10	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the Company’s independent registered public accounting firm for the 2015 fiscal year. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

The fees paid to Deloitte during the 2014 fiscal year are detailed on page 30.

ITEM 3 – NON-BINDING, ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are seeking a non-binding, stockholder advisory vote approving our executive compensation program and the compensation paid to our named executive officers for the 2014 fiscal year. The Board believes that our compensation policies and practices retain and attract talented and experienced executives and appropriately motivates them to enhance stockholder value over the short and long terms.

11	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 4, 2015

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board is soliciting proxies in connection with the 2015 annual meeting of stockholders and any adjournment thereof (the “Annual Meeting”) to be held on June 4, 2015, at 9 a.m. CDT at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 24, 2015.

Shares Outstanding and Voting Rights

As of April 17, 2015, 115,874,516 shares of the Company’s Common Stock were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the close of business on April 17, 2015 (the “Record Date”) are entitled to receive notice of, and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect two Class II directors, to ratify the selection of Deloitte as our independent registered public accounting firm for the 2015 fiscal year and to hold a non-binding, advisory vote of stockholders on our executive compensation program and the compensation paid to our named executive officers for the 2014 fiscal year. Our Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) has recommended the nominees to our Board and our Board has nominated the nominees. Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the 2015 fiscal year and our Board has ratified the appointment. Our Compensation Committee has approved our executive compensation program and the Board has recommended that the stockholders vote to approve our executive compensation program and the compensation paid to our named executive officers for the 2014 fiscal year. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

What is the Record Date and what does it mean?

The Record Date for the Annual Meeting is April 17, 2015. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

12	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) Stockholder of record: If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b) Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered to be a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” items but may not vote on “non-routine” items without your instructions.

These proxy materials are being forwarded to you on behalf of your broker or bank. Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote via the Internet, by telephone, or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Robert Copple and Michael Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of items, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

What different methods can I use to vote?

If you are a stockholder of record, you may vote:

❖	Via the Internet or by telephone — Follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on June 3, 2015;

❖	By mail — Complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting; or

❖	In person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

13	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

If you are a beneficial holder, you may vote:

❖	By instructing your bank or broker — You should receive a voting instruction card from your bank or broker which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction card from your bank or broker, you may contact it directly to provide instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on June 3, 2015; or

❖	In person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you:

❖	Indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or

❖	Sign and return a proxy card without specific voting instructions.

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters”. However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the New York Stock Exchange (the “NYSE”), the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2015 fiscal year (Item 2) is considered a “routine” matter and the election of directors (Item 1) and the non-binding, annual advisory vote on executive compensation (Item 3) are considered “non-routine” matters.

What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining a quorum. However, see below with regards to the effect of broker non-votes and abstentions on approval of specific agenda items.

14	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

What is the voting requirement for each of the items?

Approval of Item 1: Directors are elected by a plurality voting standard. The nominees who receive the highest number of affirmative votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected. However, pursuant to the Company’s Fourth Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”), in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation from the Board and all committees of the Board following certification of the results of the Annual Meeting by the Inspector of Elections. The Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation. Within 90 days following certification of the stockholder vote, the Board will make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision would then be promptly disclosed in a Form 8-K filed with the SEC. If a director’s resignation is rejected by the Board, the director will continue to serve for the remainder of the term for which he or she was elected and until his or her successor is duly elected, except in the event of his or her earlier death, resignation or removal. The Board believes that this voting policy promotes stability in governance by ensuring that a full slate of carefully chosen and nominated members is elected at each annual meeting of stockholders thus ensuring the Board’s cohesiveness and effectiveness in promoting the interests of Cinemark.

Under the plurality voting standard, votes marked “For” will be counted in favor of the director nominee and broker non-votes and votes withheld shall have no effect on the election of a director. However, a withheld vote could affect whether such director would be required to submit a resignation as discussed above.

Approval of Item 2: The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Since this proposal is considered a “routine” matter, broker non-votes do not arise and brokers and banks may exercise discretionary authority to vote your shares. Abstentions will have no effect on this item.

Approval of Item 3: The advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Broker non-votes and abstentions will have no effect on this item.

How does the Board recommend I vote?

The Board recommends that you vote:

❖	FOR each of the nominees for director;

❖	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2015 fiscal year; and

❖	FOR the non-binding, advisory vote to approve our executive compensation.

Can I revoke or change my proxy? If so, how?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

❖	by timely delivery of a written revocation to the Company Secretary;

❖	by submitting another valid proxy bearing a later date; or

❖	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

15	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

If your shares are held in street name, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting in person if you have obtained a “legal proxy” from your broker or bank giving you the right to vote your shares.

Who counts the votes?

The Company has retained a representative of Wells Fargo Shareowner Services to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $7,500 plus reasonable out-of-pocket expenses.

How can I obtain copies of the Company’s annual report and other available information about the Company?

Stockholders may receive a copy of the Company’s 2014 Form 10-K at no charge by sending a written request to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Web site at www.investors.cinemark.com for free access to our corporate governance documents and our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants. The address of the Web site is www.sec.gov.

16	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

ITEM ONE — ELECTION OF DIRECTORS

Composition of the Board, Nomination of Class II Directors and Director Elections

Our Board is currently comprised of eleven members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Certificate of Incorporation. Our Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III. The members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

New Board Members in 2014:

In November 2014, our Board elected Ms. Nina Vaca (Ximena G. Humrichouse) and Mr. Tim Warner to our Board. Ms. Vaca was elected to fill the vacancy created by the departure of Mr. Roger T. Staubach and she shall serve the remainder of Mr. Staubach’s term as a member of the Class I directors. Mr. Warner was elected as a member of the Class II directors and he is a director nominee at this Annual Meeting. Mr. Warner’s election to the Board was based on his position as the CEO of the Company. The elections of Ms. Vaca and Mr. Warner increased the size of the Board to 11 members.

Director Nomination Agreement:

On April 9, 2007, immediately prior to our initial public offering, we entered into a director nomination agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board (the “Director Nomination Agreement”). Currently, only the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board and Messrs. Mitchell and Sepulveda were nominated to the Board by the Mitchell Investors. Madison Dearborn Capital Partners IV, L.P. (“MDCP”), Syufy Enterprises, LLP (“Syufy Enterprises”) and Quadrangle Investors (as defined in the Director Nomination Agreement) no longer have any beneficial ownership in the Company’s Common Stock. However, Messrs. Chereskin, Dombalagian, Senior and Soderquist (former nominees of MDCP), Mr. Peter Ezersky (a former nominee of Quadrangle Investors) and Mr. Raymond Syufy (a former nominee of Syufy Enterprises) continued to serve as directors subject to their re-election upon the expiry of their respective terms.

Annual Meeting Slate and Stockholder Nominees:

The terms of the current Class II directors, Messrs. Dombalagian, Ezersky, Sepulveda and Warner expire at the Annual Meeting. As reported previously, Messrs. Dombalagian and Ezersky have notified the Company that they will not stand for re-election. Therefore, effective the Annual Meeting, there will be two vacancies on the Board. The Board may fill the vacancies, and any director so chosen shall serve for the remainder of the term of the Class II directors until his/her successor has been elected and qualified, subject however, to such director’s death, resignation, retirement, disqualification or removal.

Each of Messrs. Sepulveda and Warner has consented to be nominated for re-election to the Board as a Class II director. If elected, Mr. Sepulveda will serve on the Board for a three-year term expiring on the date of our 2018 annual meeting of stockholders. Since Mr. Warner’s election to the Board was based on his position as the CEO of the Company, he will automatically resign from the Board if his position as the CEO is terminated for any reason, including the expiration of the Second Amended Agreement on April 1, 2016. At this time, we have no reason to believe that either of Messrs. Sepulveda and Warner will be unable or unwilling to serve if elected. However, should any of them become unavailable or unwilling to serve before the Annual Meeting, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Mr. Sepulveda is a nominee of the Mitchell Investors.

Director Qualifications and Board Diversity:

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. The Board has not adopted a formal diversity policy but pursuant to the Company’s

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Corporate Governance Guidelines, the Board seeks candidates of diverse background, education, skills, age and expertise with a proven record of accomplishment and the ability to work well with others. The Governance Committee does not assign specific weight to any particular factor but in selecting members for open Board positions takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise. The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contributes new ideas in a productive and congenial manner and regularly attends board meetings.

The Governance Committee receives nominations from the stockholders and the Board and evaluates nominees against the standards, qualifications and diversity criteria set forth in the Company’s Corporate Governance Guidelines. The Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board.

Candidates nominated for election or re-election to the Board should possess the following qualifications:

❖	high personal and professional ethics, integrity, practical wisdom, and mature judgment;

❖	broad training and experience at the policy-making level in business, government, education, or technology;

❖	expertise that is beneficial to the Company and complementary to the background and experience of other Board members;

❖	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;

❖	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and

❖	willingness to represent the best interests of all stockholders and objectively appraise management performance.

Information on each of our nominees and continuing directors is given below.

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NOMINEES FOR CLASS II DIRECTORS

Term Expiring 2018

Name	Business Experience

Carlos M. Sepulveda 57

Director Since: June 2007

Nominee: Mitchell Investors

Board Committees: Audit Committee (Chair and financial expert); Compensation Committee; Strategic Long-Range Planning Committee

Other Public Company Boards: Matador Resources Company; Triumph Bancorp Inc.

Professional Experience: Since May 2013, Mr. Sepulveda has been the Executive Chairman of the board of directors of Triumph Bancorp, Inc. (“Triumph Bancorp”), a bank holding company with interests in wholesale banking, commercial finance and real estate investments. Prior to Triumph Bancorp, Mr. Sepulveda was the President and CEO of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, from March 2004 until April 2013 and its Executive Vice President from 1995 until March 2004. Prior to joining Interstate Battery, Mr. Sepulveda was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years.

Qualifications: Mr. Sepulveda’s extensive public accounting background provides the Board invaluable financial and accounting expertise. As a certified public accountant with proven management skills, having served as the CEO of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight skills coupled with experience in enterprise and operational risk management.

Tim Warner 70

Director Since: November 2014

Nominee: Board

Board Committees: None

Other Public Company Boards: None

Professional Experience: Mr. Warner has served as the CEO of the Company since January 2014, the CEO and President from February 2012 until January 2014, President and Chief Operating Officer (“COO”) from December 2006 until February 2012. Mr. Warner has over 30 years of motion picture exhibition industry experience. As COO, Mr. Warner led Cinemark’s domestic operations and managed the Company’s growth and development establishing successful theatrical exhibition operations in 14 countries. Mr. Warner has represented the exhibition trade association in all state and federal government matters related to the exhibition industry and on industry-related issues with film studios and other industry associations. Prior to Cinemark, he served as a senior member of the management team of Excellence Theatres, as the founder of a film buying and marketing group for independently owned and operated screens, and, as the founder of a U.S. regional theatrical exhibition company. Mr. Warner is a member of many industry groups and associations and is the recipient of numerous industry distinctions.

Qualifications: Mr. Warner brings to the Board the most relevant knowledge of the Company’s strategy, markets, operations and employees and provides industry expertise and context on all matters that come before the Board.

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Peter R. Ezersky and Vahe A. Dombalagian, both Class II directors, have notified the Company that they will not stand for re-election at the Annual Meeting. Pursuant to our Certificate of Incorporation, our Board may fill the vacancies created by the resignations and any director so chosen shall serve for the remainder of the term of the Class II directors until his/her successor has been elected and qualified, subject however, to such director’s death, resignation, retirement, disqualification or removal.

Board recommends a vote “FOR” each of the Class II nominees.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the Class II nominees.

20	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

CONTINUING CLASS I DIRECTORS

Term Expiring 2017

Name	Business Experience

Steven P. Rosenberg 56

Director Since: April 2008

Nominee: Board

Board Committees: Audit Committee; Governance Committee (Chair)

Other Public Company Boards: Texas Capital Bancshares, Inc.; PRGX Global, Inc. (2006 - 2014)

Professional Experience: Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products.

Qualifications: Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management skills that are critical to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and on audit committees of other public companies, is valuable to the Board with respect to the oversight of our financial reporting and enterprise risk management.

Enrique F. Senior 71

Director Since: April 2004

Nominee: Board (former nominee of MDCP)

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

Other Public Company Boards: Grupo Televisa S.A.B.; Coca-Cola FEMSA, S.A.; Univision Communications Inc.

Professional Experience: Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks. Mr. Senior is also a member of the board of directors of Univision Communications, Inc.

Qualifications: Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business.

21	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

Name	Business Experience

Donald G. Soderquist 81

Director Since: June 2007

Nominee: Board (former nominee of MDCP)

Board Committees: Compensation Committee; Governance Committee; Lead Independent Director

Other Public Company Boards: None

Professional Experience: Since 2001, he has been a motivational speaker and business counselor to OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was with Wal-Mart Stores, Inc., the world’s largest retailer, from 1980 until 2003, in various capacities including Senior Vice Chairman and Chief Operating Officer.

Qualifications: As the lead independent director, Mr. Soderquist brings corporate governance expertise to the Board garnered through his leadership positions and board service with other entities. His experience and qualifications provide sound leadership to the Board.

Nina G. Vaca (Ximena G. Humrichouse) 44

Director Since: November 2014

Nominee: Board

Board Committees: Governance Committee; Compensation Committee

Other Public Company Boards: Kohls, Corp., Comerica Bank, Inc.

Professional Experience: Ms. Vaca is the Chairman and CEO of the Pinnacle Group of companies, including Pinnacle Technical Resources, Inc., a technology services provider, and Provade, Inc., a global provider of vendor management software.

Qualifications: Ms. Vaca is a successful enterpreuner and brings to the Broad a wealth of leadership and business expertise, especially in regard to information technology.

22	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

CONTINUING CLASS III DIRECTORS

Term Expiring 2016

Name	Business Experience

Benjamin D. Chereskin 56

Director Since: April 2004

Nominee: Board (former nominee of MDCP)

Board Committees: Strategic Long-Range Planning Committee (Chair);

Other Public Company Boards: CDW, Corporation; Boulder Brands, Inc.; Tuesday Morning, Corporation (1997 - 2011)

Professional Experience: Mr. Chereskin is President of Profile Management LLC (“Profile Management”), an investment management firm, which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of MDP, from 1993 until October 2009, having co-founded the firm in 1993.

Qualifications: Mr. Chereskin’s background in private equity and investment banking is a valuable resource to us in our efforts to attract capital, which helps us implement our business strategies and finance growth opportunities. Mr. Chereskin’s knowledge and experience in business operations contributes to the Board’s expertise on strategic planning.

Lee Roy Mitchell 78

Director Since: Founder

Nominee: Mitchell Investors

Board Committees: Chairman of the Board; New Ventures Committee (Chair)

Other Public Company Boards: National CineMedia, Inc. (“NCM”); Texas Capital Bancshares (1999 - 2011)

Professional Experience: Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our CEO from our inception in 1987 until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993.

Related Party: Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President – Purchasing of the Company.

Qualifications: Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience in the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic industry perspective and leadership to the Board.

23	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

Name	Business Experience

Raymond W. Syufy 52

Director Since: October 2006

Nominee: Board (former nominee of Syufy Investors)

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

Other Public Company Boards: None

Professional Experience: Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”), a regional movie exhibitor, in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed CEO and Chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as CEO of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas.

Qualifications: Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and knowledge and experience in operations. Mr. Syufy’s background also brings key strategic planning expertise to the Board, particularly with respect to competition from other forms of entertainment.

24	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

CORPORATE GOVERNANCE

We are governed by our Board which, in turn, appoints executive officers to manage our business operations. The Board oversees our executive management on your behalf. The Board reviews our long-term strategic plans and exercises oversight over all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of key Company policies.

Board Leadership Structure

We believe that a key factor in a company’s performance is a leadership structure that provides a balance between independent oversight by an engaged Board and day-to-day operations by management to implement the Board’s strategic vision. To achieve this balance, since December 2006, we have split the roles of the Chairman of the Board and the CEO such that the Board is separated from the day-to-day operations of the Company. This structure has served us well. Lee Roy Mitchell, the founder of the Company, is currently the Chairman of the Board and Mr. Warner is the CEO. As the founder of the Company with more than 50 years of experience in the movie exhibition industry, Mr. Mitchell is uniquely positioned to lead the Board as well as to guide the Company’s management team in strategic planning. Mr. Mitchell is assisted by Board members, each of whom has extensive experience in sectors that are relevant to the Company’s business. The Board’s oversight function is enhanced by the Board’s Audit, Governance and Compensation Committees, each of which is comprised entirely of independent directors.

The day-to-day operations of the Company are managed by the executives under the direction of Mr. Warner, our CEO. Mr. Warner brings over 30 years of motion picture exhibition industry experience to the CEO position, including more than 18 years with the Company. Prior to becoming the CEO, in his roles as the President and Chief Operating Officer of the Company and President of Cinemark International, L.L.C., Mr. Warner has been critical in the growth of the Company’s domestic as well as international business. Mr. Warner’s extensive industry experience and relationships, coupled with proven management and operational skills, make him well-suited to direct the Company’s day-to-day management and implement the strategic vision of the Board.

In addition to the separation of the positions of the Chairman of the Board and the CEO, the Board has a lead independent director, which role provides leadership and an organizational structure to the non- management directors. Our lead independent director is currently Mr. Donald Soderquist. The position of the lead independent director has significant authority and responsibilities under our Corporate Governance Guidelines, which are as follows:

❖	To act as a liaison between the non-management directors and the Company’s management;

❖	To call meetings of non-management directors;

❖	Chair the executive sessions of non-management directors;

❖	Chair Board meetings when the Chairman is not present;

❖	Consult with the Chairman and the CEO and approve the schedules, agendas and information provided to the Board for each meeting;

❖	Be available for consultation and communication with stockholders upon request; and

❖	Provide the Chairman and the CEO with the results of the Board’s annual performance review.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board approves management’s policies related to key risk areas and provides input to management regarding risks and the appropriateness of management’s response. The Board also approves actions surrounding our capital

25	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

structure, dividend payments, potential material acquisitions and approves our annual budget. While the Board considers risk in all its decisions, it also recognizes that appropriate and measured risk-taking may be required for the Company to retain its competitiveness and thus increase stockholder value.

The Board implements its risk oversight function both as a whole and through delegation to certain Board committees.

The Board has delegated its oversight responsibility with respect to financial and accounting risks to the Audit Committee. The Audit Committee periodically discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies. On a periodic basis, management provides the Audit Committee an update on key risks and the processes and systems of internal control to manage the risks. The Chair of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

The Compensation Committee reviews the executive compensation program to ensure that the design of the program does not encourage excessive risk-taking. It also reviews succession plans to ensure the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company’s business goals and objectives. See Compensation Risk Assessment section of the Compensation Discussion and Analysis (the “CD&A”) for more detail on how the Compensation Committee mitigates risk without diminishing the incentive nature of compensation.

To provide oversight of the risks associated with strategic planning and business development initiatives, in 2013, the Board established the Strategic Long-Range Planning Committee. The Strategic Long-Range Planning Committee assists management in the analysis of alternative strategic options and reviews with management the key industry and market issues and external developments impacting the Company.

The chart below provides the schematic view of the Board’s risk oversight structure.

Director Independence

Our standards of director independence comply with the independence requirements of the NYSE.

The NYSE bright-line tests for independence are whether the director:

1.	is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

26	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

3.	(a) is a current partner or employee that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) is or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is, or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. With the assistance of legal counsel to the Company, the Governance Committee has reviewed the NYSE standards for Board and committee member independence.

On the basis of this review, the Board has affirmatively determined, in its business judgment, that (a) the majority of the Board is independent, (b) each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist and Staubach (resigned effective May 22, 2014) and Ms. Vaca is independent, (c) Messrs. Mitchell and Syufy are not independent due to their transactions with the Company exceeding $120,000 annually, (d) Messrs. Mitchell and Warner are not independent because they are employees of the Company (e) each of Messrs. Ezersky, Rosenberg and Sepulveda meets all applicable requirements for membership in the Audit Committee, (e) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements, and each of Messrs. Dombalagian, Ezersky, Sepulveda, Soderquist, Staubach and Ms. Vaca met, and continue to meet, all applicable requirements for membership in the Compensation Committee.

Meetings

During 2014, the Board held four (4) meetings and took action by written consent on three (3) occasions. All directors attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. Eight directors attended the 2014 Annual Meeting.

Executive Sessions

Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our non-management directors meet periodically in executive sessions with no Company employees present. Our Corporate Governance Guidelines require separate sessions of the non-management directors at least twice a year.

The presiding director of the executive sessions is currently our lead independent director, Mr. Donald Soderquist. During 2014, our non-management directors met four times in executive sessions.

Stockholder Communications with the Board

As stated in our Corporate Governance Guidelines, any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, TX 75093

27	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

❖	advertising;

❖	promotions of a product or service;

❖	patently offensive material; and

❖	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

❖	Corporate Governance Guidelines;

❖	Amended and Restated Charter of the Audit Committee (the “Audit Committee Charter”);

❖	Charter of the Nominating and Corporate Governance Committee (the “Governance Committee Charter”); and

❖	First Amendment to Amended and Restated Compensation Committee Charter (the “Compensation Committee Charter”).

Current copies of the above policies and guidelines are available publicly on the Company’s Web site at www.investors.cinemark.com under the Investor Relations tab.

Code of Business Conduct and Ethics

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. We will post on our Web site any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics for executive officers and directors that have been approved by our Board or any Board committee. The Code of Business Conduct and Ethics is available on our Web site at www.investors.cinemark.com.

28	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

BOARD COMMITTEES

Our Board currently has five committees – Audit Committee, Compensation Committee, Governance Committee, New Ventures Committee and the Strategic Long-Range Planning Committee – each of which is further described below.

Name of Director	Audit Committee	Compensation Committee	Governance Committee	Strategic Long- Range Planning Committee	New Ventures Committee

Benjamin Chereskin

Vahe Dombalagian

Peter Ezersky

Lee Roy Mitchell

Steven Rosenberg

Enrique Senior

Carlos Sepulveda

Donald Soderquist

Roger Staubach

Ray Syufy

Nina Vaca

Tim Warner

Lead Independent Director     Chairperson     Member     Financial Expert

Joined effective February 13, 2015

Resigned effective May 22, 2014

Joined effective January 15, 2015

Audit Committee	Number of Meetings Held During 2014: 4 Number of Decisions by Consent During 2014: 1

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Please refer to Mr. Sepulveda’s biography on page 19 for further information regarding his qualifications to be an “audit committee financial expert”.

The Audit Committee is governed by the Audit Committee Charter which sets forth the purpose and responsibilities of this committee.

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Functions

The functions of the Audit Committee include the following:

❖	assisting the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our systems of internal control and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;

❖	approving the report required by the SEC for inclusion in our annual proxy or information statement;

❖	appointing, retaining, compensating, evaluating and replacing our independent registered public accountants;

❖	approving audit and non-audit services to be performed by the independent registered public accountants;

❖	establishing procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline; and

❖	performing such other functions as the Board may from time to time assign to the Audit Committee.

Further, the Board has delegated its authority to approve related party transactions to the Audit Committee.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a sub-committee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such sub-committee is presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all fees for 2014 noted in the table below.

Fees Paid to Independent Registered Public Accounting Firm

We paid the following fees to Deloitte for professional services rendered by them during fiscal years ended 2014 and 2013, respectively:

Fees	2014	2013
Audit	$2,014,247	$2,100,993
Audit Related	$-	$-
Tax(1)	$203,680	$156,934
Other	$4,153	$-
Total	$2,222,080	$2,257,927

(1)	Fees primarily include transfer pricing studies and tax compliance services.

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Audit Committee Report

Our committee has reviewed and discussed with management the Company’s audited financial statements for the 2014 fiscal year. We have discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standard No. 16, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards. We have received the written disclosures and the letter from Deloitte as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Deloitte its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in the Company’s 2014 Form 10-K for filing with the SEC.

Respectfully submitted,

Carlos M. Sepulveda (Chair)

Steven P. Rosenberg

Peter R. Ezersky

Compensation Committee	Number of Meetings Held During 2014: 2 Number of Decisions by Consent During 2014: 5

Each of the Compensation Committee members satisfies the standards for independence of the NYSE as they relate to compensation committees, qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Compensation Committee is governed by the Compensation Committee Charter which sets forth the purpose and responsibilities of this committee.

Functions

The functions of the Compensation Committee include the following:

❖	making recommendations to the Board on the Company’s general compensation philosophy and objectives and on all matters of policy and procedures relating to executive compensation;

❖	reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, and determining and approving the CEO’s compensation level;

❖	determining and approving the compensation of the other executive officers;

❖	administering (to the extent such authority is delegated to the Compensation Committee by the Board) the incentive compensation and equity-based plans and recommending to the Board any modifications of such plans;

❖	validating and approving the achievement of performance levels under the Company’s incentive compensation plans;

❖	reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

❖	developing a succession planning program for the CEO and senior management.

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Governance Committee	Number of Meetings Held During 2014: 2 Number of Decisions by Consent During 2014: 1

The Governance Committee is composed solely of directors who satisfy all criteria for independence under the rules of the NYSE. The Governance Committee is governed by the Governance Committee Charter setting forth the purpose and responsibilities of this committee.

Functions

The functions of the Governance Committee include the following:

❖	identifying individuals qualified to become Board members and evaluate candidates for Board membership, including those recommended by stockholders in compliance with the Company’s by-laws;

❖	recommending to the Board the director nominees for election or to fill any vacancies and newly created directorships on the Board;

❖	identifying and recommending to the Board members qualified to fill any vacancies on a committee of the Board;

❖	developing and recommending to the Board a set of corporate governance guidelines and reviewing and reassessing the adequacy of such guidelines at least annually;

❖	overseeing the Board’s annual self-evaluation process and the Board’s evaluation of management;

❖	periodically reviewing the criteria for the selection of new directors to serve on the Board and recommending any proposed changes to the Board for approval;

❖	periodically reviewing and making recommendations regarding the composition and size of the Board;

❖	periodically reviewing and making recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or elimination of existing committees;

❖	annually recommending to the Board the chairpersons and members of each of the Board’s committees; and

❖	reviewing and reassessing the adequacy of the Governance Committee Charter on an annual basis and recommend any proposed changes to the Board for approval.

Director Nominations

The Governance Committee considers candidates recommended by our stockholders. To recommend a candidate for election to the Board for the 2016 annual meeting of stockholders, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

❖	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;

❖	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;

❖	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

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❖	a description of any arrangements or understandings between the stockholder, the beneficial owner and the nominee or any other person (including their names);

❖	the name, age, business and residential addresses of the stockholder’s nominee for director;

❖	the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

❖	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the CEO.

As provided in the Company’s Corporate Governance Guidelines, nominees will be selected based on, among other things, consideration of the following factors:

❖	wisdom and integrity;

❖	experience;

❖	skills in understanding finance and marketing;

❖	educational and professional background; and

❖	sufficient time to devote to the affairs of the Company.

In considering whether to nominate directors who are eligible to stand for election or re-election, the Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and expertise that will be beneficial to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company, willingness to represent the interest of all stockholders and objectively appraise management performance.

In March 2014, the Governance Committee engaged an executive search firm to identify, evaluate and assist the Governance Committee in identifying and evaluating potential Board nominees. The search firm identified qualified candidates based on a comprehensive market scan, assisted in identifying the most desirable candidates, conducted background checks of employment history, education and current public directorships, conducted screening for potential conflicts of interest or other limitations on candidates’ ability to serve, contacted candidates to evaluate their interest, scheduled interviews with the Company and Governance Committee and conducted candidate interviews.

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DIRECTOR COMPENSATION

The compensation of the non-employee directors is governed by our Amended and Restated Non-Employee Director Compensation Policy (the “Amended Director Compensation Policy”). Non-employee directors include any member of the Board who is (i) neither our employee nor an employee of any of our subsidiaries, and (ii) not an employee of any of the Company’s stockholders with contractual rights to nominate directors.

Each non-employee director receives the following annual compensation for services as a Board member:

(a)	a base director retainer fee of $50,000;
(b)	additional cash retainer for the committee memberships as follows:

Committee	Chairperson	Member
Audit	$20,000	$10,000
Compensation	$10,000	$ 5,000
Governance	$10,000	$ 5,000
Strategic Long-Range Planning	$10,000	$ 5,000
New Ventures	$10,000	$ 5,000

(c)	annual grant of restricted stock valued at $100,000.

All grants of restricted stock are made pursuant to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Incentive Plan”). The number of shares of restricted stock to be issued is determined by dividing $100,000 by the closing price of Common Stock on the grant date, rounded down to the nearest whole share. Subject to continued service to the Company through the vest date, the initial award and each annual award generally vest on the first anniversary of the grant date. However, the Compensation Committee, as the administrator of the Restated Incentive Plan, may modify the vest schedule of an award.

Annual cash retainer is paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. All directors are reimbursed for travel related expenses incurred for each Board meeting they attend.

Employees of the Company, Messrs. Mitchell and Warner, who are also Board members, do not receive any additional compensation for their services on the Board.

The following table sets forth summary information regarding the compensation of our non-employee directors for the 2014 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Other Compensation ($)(3)	Total ($)
Benjamin D. Chereskin	$60,000	$99,990	$4,266	$164,256
Vahe A. Dombalagian	$60,000	$99,990	$4,266	$164,256(4)
Peter R. Ezersky	$75,000	$99,990	$4,266	$179,256
Steven P. Rosenberg	$70,000	$99,990	$3,325	$173,315
Enrique F. Senior	$60,000	$99,990	$4,266	$164,256
Carlos M. Sepulveda	$75,000	$99,990	$4,266	$179,256
Donald G. Soderquist	$60,000	$99,990	$4,266	$164,256
Roger T. Staubach	$23,571	-	$ 895	$ 24,466
Raymond W. Syufy	$60,000	$99,990	$4,062	$164,052
Nina G. Vaca	$ 6,658	$53,004	$ 379	$ 60,041

(1)	Includes base director retainer fees and committee fees.

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(2)	The aggregate grant date fair values were calculated based upon the closing price of the Company’s Common Stock on May 22, 2014 of $30.30 per share for Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist and Syufy and November 20, 2014 of $34.94 per share for Ms. Vaca. This calculation is in accordance with FASB ASC Topic 718.

See Note 16 to the Company’s 2014 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

At December 31, 2014, each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist and Syufy owned 3,300 shares of restricted stock and Ms. Vaca owned 1,517 shares of restricted stock.

Ms. Vaca’s annual director restricted stock grant was pro-rated from her date of election as a Board member.

Mr. Staubach resigned effective May 22, 2014 and thus did not receive the annual grant of restricted stock.

(3)	The amounts reported are dividends paid during the 2014 fiscal year on the shares of unvested restricted stock granted in 2013 and 2014. Mr. Staubach received dividends only on the restricted stock granted in 2013 which vested on May 22, 2014.

(4)	Pursuant to the partnership agreement with his employer, Mr. Dombalagian remits his compensation to MDP.

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ITEM TWO — RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2015 fiscal year. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte as the independent registered public accounting firm for the 2015 fiscal year.

Vote Required for Ratification

Ratification requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Since this proposal is considered a “routine” matter, broker non-votes do not arise and brokers and banks may exercise discretionary authority to vote your shares. Abstentions will have no effect on this item.

Board recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2015 fiscal year.

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ITEM THREE — NON-BINDING, ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing stockholders with an opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the CD&A, the compensation tables, narrative discussion, and related footnotes included in this proxy statement (“Say-on-Pay”).

While the vote is advisory, and therefore non-binding on the Company, the Compensation Committee values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail in the CD&A, our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to build long-term stockholder value. The Compensation Committee believes our program is competitive in the marketplace and links pay to Company performance.

Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion is hereby APPROVED.”

At the annual meeting of stockholders held in May 2011, the Board recommended, and approximately 89% of the Company’s stockholders who voted either in person or via proxy and entitled to vote supported an annual advisory vote on executive compensation. Therefore, the next non-binding advisory vote on executive compensation will be at the 2016 annual meeting.

Vote Required

Approval of the Say-on-Pay item requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Broker non-votes and abstentions will have no effect on this item.

Board recommends a vote “FOR” the Say-on-Pay advisory vote.

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EXECUTIVE OFFICERS

Executive Officers

Set forth below is the name, age, position and a brief summary of the business experience of our named executive officers and certain other officers for whom we file reports under Section 16 of the Exchange Act:

Name	Age	Position
Lee Roy Mitchell	78	Chairman of the Board; Director
Tim Warner	70	Chief Executive Officer; Director
Robert Copple	56	President and Chief Operating Officer
Sean Gamble	40	Chief Financial Officer
Valmir Fernandes	54	President-Cinemark International, L.L.C.
Michael Cavalier	48	Executive Vice President-General Counsel and Secretary
Tom Owens	58	Executive Vice President-Real Estate

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our CEO from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of NCM. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President–Purchasing of the Company.

Tim Warner has served as our CEO since January 2014. Mr. Warner has served as CEO and President from February 2012 until January 2014, President and Chief Operating Officer from December 2006 until February 2012, Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from April 1996 until December 2006.

Robert Copple has served as President and Chief Operating Officer since January 2014. Mr. Copple has served as Executive Vice President, CFO, Treasurer and Assistant Secretary from January 2007 until January 2014, as Senior Vice President, CFO, Treasurer and Assistant Secretary from August 2000 until January 2007 and as a director from September 2001 until April 2004. Mr. Copple was acting CFO from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our Company, Mr. Copple was a Senior Manager with Deloitte where he was employed from 1982 until 1993.

Sean Gamble has served as CFO since August 2014. From February 2009 until April 2014, Mr. Gamble was the Executive Vice President and CFO of Universal Pictures, a subsidiary of NBCUniversal (subsidiary of Comcast Corp.) and creator and distributor of theatrical and non-theatrical filmed entertainment. Prior to joining NBCUniversal, Mr. Gamble held several senior level positions with the General Electric Company, a multinational conglomerate corporation providing financing, expertise and infrastructure.

Valmir Fernandes has served as President of Cinemark International, L.L.C. since March 2007. From 1996 until March 2007, Mr. Fernandes was General Manager of Cinemark Brasil S.A.

Michael Cavalier has served as Executive Vice President-General Counsel and Secretary since February 2014, as Senior Vice President-General Counsel and Secretary from January 2006 until February 2014, as Vice President-General Counsel and Secretary from August 1999 until January 2006, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

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Tom Owens has served as Executive Vice President-Real Estate since February 2014, as Senior Vice President-Real Estate since from January 2007 until February 2014, as Vice President-Development from December 2003 until January 2007 and as Director of Real Estate from April 2002 until December 2003. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A describes our executive compensation philosophy and the components of our compensation program. It also includes information about how the 2014 fiscal year compensation for the named executive officers meets our compensation goals and is aligned with the Company’s 2014 fiscal year performance. The CD&A helps readers better understand the information found in the Summary Compensation Table and other accompanying tables located in this section of the proxy statement.

In 2014, our named executive officers were the following:

❖     Lee Roy Mitchell, Chairman of the Board and founder of the Company, with the Company since its inception in 1987;

❖     Tim Warner, CEO, with the Company for 18 years;

❖      Robert Copple, President and Chief Operating Officer, with the Company for 18 years;

❖      Sean Gamble, Chief Financial Officer, with the Company for 8 months; and

❖      Valmir Fernandes, President of Cinemark International, L.L.C., with the Company for 17 years

In this proxy statement, “executive officers” refers to all members of management, including the named executive officers.

Executive Summary

2014 Say-on-Pay Voting Results

At the 2014 Annual Meeting, our executive compensation program garnered the support of approximately 97% of the votes cast by stockholders present in person or represented by proxy and were entitled to vote at the 2014 Annual Meeting. Given the high approval rate of our executive compensation program, the Compensation Committee did not make any major structural changes to the program.

Cinemark’s Compensation Philosophy

The goal of our executive compensation program is to align the executives’ and stockholders’ long-term interests.

We use traditional compensation elements of annual base salary, annual cash incentives, long-term equity incentives, and employee benefits to deliver competitive and performance-based compensation. All of our compensation-related decisions for the executive officers are made solely by our Compensation Committee with input from the CEO (other than for himself).

We observe the following principles in the design of our executive compensation program:

❖	Hire and retain top executives: Base salaries should be market competitive based on the skill and knowledge of the individual;

❖	Pay for performance: A significant portion of the annual compensation should be subject to the Company achieving performance goals and each individual’s contribution to that performance;

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❖	Motivate and reward long-term growth and profitability: Motivate executives appropriately by minimizing incentives for imprudent risk taking while rewarding achievement of long-term business strategies that enhance stockholder value through continued growth and competitiveness; and

❖	Provide limited perquisites: Perquisites for our executive officers should be minimized and limited to items that serve a reasonable business purpose.

Our performance has established us as one of the industry leaders. We believe hiring, motivating and retaining one of the best executive management teams in the industry has given us the leadership that is required to achieve high performance levels. Headed by the Chairman of the Board and the founder of the Company, Lee Roy Mitchell, our executive management team brings experience and industry knowledge that is quite unique. Our named executive officers have made their careers in the movie-exhibition industry. With the hiring of Sean Gamble as our CFO, we have added more industry experience to our executive team. Our management team has successfully navigated us through many industry and economic cycles. At Cinemark, we view our employees as an “investment” for the future. We invest in our employees to continue to deliver more value to our stockholders and patrons.

We implement our compensation principles by structuring executive compensation in the following manner:

❖	Setting a level of compensation for each position that is competitive based on the skill and knowledge of the individual;

❖	Recognizing the effort, leadership and responsibility needed to perform the job successfully and to achieve the performance goals; and

❖	Using a mix of fixed and variable pay components with different time horizons and payout forms to reward and motivate achievements of short-term and long-term goals.

Mix of Compensation Elements

The graphical presentation below of the components of compensation for the 2014 fiscal year for each named executive officer lays out the balance between retention and performance elements of our compensation program. Please note, for performance awards, the grant date fair value of the maximum potential payout has been included in the calculation. Mr. Mitchell was not granted any equity awards given his substantial equity ownership in the Company.

Since Mr. Gamble was with the Company for only 4 months in 2014, the Company determined that a graphical presentation of his compensation would not be helpful.

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The mix of fixed and performance-based components of compensation for the 2014 fiscal year for each of the named executive officers for 2014 were as follows:

Name	Fixed (annual base salary + benefits)	Variable (annual cash incentive bonus and grant date fair market value of equity grant)
Lee Roy Mitchell	55%	45%
Tim Warner	30%	70%
Robert Copple	37%	63%
Sean Gamble	-	-
Valmir Fernandes	42%	58%

Company Performance Relative to Peers

We compare our financial performance against our direct competitors in the movie exhibition industry (referred to as the “performance peer group”). Our performance peer group includes the four publicly-held companies (from January 1, 2010 through December 31, 2014) in our industry, namely, Regal Entertainment Group (RGC), AMC Entertainment Holdings, Inc. (AMC), Carmike (CKEC) and IMAX Corporation (IMAX). We believe that this peer group is an appropriate benchmark for evaluating our fiscal performance since we

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directly compete with these companies for business and investor capital. The Company’s cumulative total return between 2010 and 2014 as compared to the performance peer group and S&P 500 is presented below.

The Company’s financial performance relative to its peers has been very strong over the past five years. The Company’s TSR (with dividends reinvested) for the one- year, cumulative three- year and cumulative five- year periods are at 9.8%, 107.4% and 177.9% respectively.

*The 3-Stock Peer Group consists of Regal Entertainment Group, Carmike Cinemas Inc. and IMAX. Since AMC became publicly-owned in December 2013, it is not included in the graphical presentation.

Company Performance Highlights in 2014

Cinemark sustained its industry outperformance trend in 2014. While the North American industry box office declined 5.2% in 2014 versus record setting 2012 and 2013 box offices, Cinemark’s domestic admissions revenue outperformed the North American industry by 430 basis points for the year and our worldwide admissions revenue outperformed by 540 basis points on a currency adjusted basis.

Furthermore, Cinemark continued to lead the industry and deliver worldwide Reported Adjusted EBITDA margins of over 20% to our stockholders throughout 2014.

Company Performance Over One-year, Three-year and Five-year Periods

Some of the key indicators of the Company’s financial health and performance over the one- year, three- year and five- year fiscal periods are as follows:

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Revenue:

Financial Metric	2010	2011	2012	2013	2014
Revenue	$2,141.1 million	$2,279.6 million	$2,473.5 million	$2,682.9 million	$2,627.0 million

Net Income:

Financial Metric	2010	2011	2012	2013	2014
Net Income	$146.1 million	$130.5 million	$168.9 million	$148.5 million	$192.6 million

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Diluted Earnings Per Share:

Financial Metric	2010	2011	2012	2013	2014
Earnings Per Share	$1.29	$1.14	$1.47	$1.28	$1.66

Reported Adjusted EBITDA:

Financial Metric	2010	2011	2012	2013	2014
Reported Adjusted EBITDA	$485.9 million	$519.5 million	$589.2 million	$625.3 million	$596.5 million

See footnote 20 on page F-36 of the 2014 Form 10-K for reconciliations of non-GAAP financial measures for the 2012, 2013 and 2014 fiscal years. See footnote 23 on page F-38 of the 2012 Form 10-K for the 2011 and 2010 fiscal years.

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DISCUSSION

The Process of Setting Executive Compensation

How Do We Set Executive Compensation?

Compensation Committee

The Compensation Committee is responsible for:

❖	establishing, evaluating and overseeing the Company’s compensation program;

❖	determining the compensation of each of the named executive officers;

❖	determining the compensation of the other executive officers and other senior officers as it deems appropriate;

❖	establishing certain business criteria and performance targets relevant to the compensation of the CEO and other executive officers and evaluating their performance against such business criteria and performance targets; and

❖	approving the grant of all equity and non-equity based compensation.

The Compensation Committee establishes the compensation of the CEO without executive management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation of the named executive officers (other than the CEO) and the other executive officers, the Compensation Committee may consider the recommendations of the CEO and input received from the compensation consultants.

There is no set date but typically, the Compensation Committee determines the level of annual cash incentive bonus and equity incentive compensation during the first quarter of a fiscal year.

If deemed appropriate, the Compensation Committee advises the Board of its determination of the compensation of the CEO and certain other executive officers prior to its implementation. While the Compensation Committee may consider input provided by the Board, the decisions regarding annual cash incentive bonus and equity incentive compensation are made solely by the Compensation Committee.

Compensation Consultant

The Compensation Committee has the sole authority under the Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants and has direct responsibility for the compensation and oversight of the work of any compensation consultant. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers. None of our executive officers are involved in the Compensation Committee’s determination of their own compensation.

The scope of the compensation consultant’s engagement have covered the following:

❖	Make recommendations regarding the design of the Company’s executive compensation program and the competitiveness of individual compensation levels of the named executive officers;

❖	Review and recommend appropriate changes to the Company’s executive compensation program;

❖	Advise the Company and the Compensation Committee on companies that should populate a peer group to be used by the Committee as reference points for executive compensation and suggest changes to the peer group as appropriate;

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❖	Review, as requested, proposals related to executive compensation brought before the Compensation Committee of the Board of Directors and provide the Committee with its objective analysis and recommendations;

❖	Attend Committee meetings as requested; and

❖	Advise the Committee on emerging trends and issues related to the compensation of public company executive officers.

To help determine the 2014 compensation levels of the named executive officers, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as the executive compensation consultant.

Independence of Compensation Consultant:

In light of the NYSE listing standards regarding independence of compensation consultants, the Compensation Committee evaluated the independence of Pay Governance. The Compensation Committee reviewed, among other items, a questionnaire executed by Pay Governance addressing its independence and that of the members of the consulting team, including the following factors: (i) other services provided to the Company by Pay Governance, (ii) fees paid by the Company as a percentage of Pay Governance’s total revenue, (iii) policies or procedures of Pay Governance that are designed to prevent conflicts of interest, (iv) any business or personal relationships between any of the members of the consulting team and a member of the Compensation Committee or any of the Company’s executive officers, and (v) any Company stock owned by any of the members of the consulting team or any immediate family member. Based upon this review, the Compensation Committee concluded that the work performed by Pay Governance and the members of the consulting team involved in the engagement did not raise any conflict of interest.

Role of the CEO

In making compensation decisions for executive officers, the Compensation Committee solicits the views of our CEO and the compensation consultant. The CEO is not present during Compensation Committee meetings and does not make recommendations to the Compensation Committee about his own compensation.

Competitive Positioning

We compete with a peer group of companies (referred here as the “compensation peer group”) for executive level talent. To attract, retain and motivate the highest caliber executive management who are critical to our long-term success, the Compensation Committee believes their compensation should be aligned to similarly situated executives within our compensation peer group. To determine the competitiveness of our compensation, the Compensation Committee reviews our compensation peer group data provided by our compensation consultant annually. Typically, our compensation consultant for the year has provided compensation data for the 25th, 50th and 75th percentiles for each component of compensation and total compensation for each named executive officer. The Compensation Committee uses the data for informational purposes and does not target a specific percentile of compensation for any named executive officer.

For purposes of executive compensation for the 2014 fiscal year, the selection criteria of the peer group remained the same as 2013. The criteria was a combination of various factors such as revenue levels, total assets, market capitalization and business models particularly relevant to Cinemark’s growth and expansion in the

47	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

international markets. Based upon that assessment, the following companies within the leisure, hospitality and entertainment services industry comprised our compensation peer group for the 2014 fiscal year:

AMC Entertainment Holdings, Inc.	Sirius XM Radio Inc.
Carmike Cinemas, Inc.	Netflix, Inc.
Chipotle Mexican Grill, Inc.	Panera Bread Co.
DreamWorks Animation SKG, Inc.	Regal Entertainment Group
IMAX Corporation	Wynn Resorts Ltd.
Lions Gate Entertainment Corp.

Pay Governance compiled compensation data for the compensation peer group from a variety of sources, including proxy statements for 2013, public filings and other published survey sources.

In addition to the data related to the compensation peer group, to set compensation for the 2014 fiscal year, the Compensation Committee also considered the international exhibition industry which has become a competitive market for our executives.

Design of the Executive Compensation Program

The design of our executive compensation is simple and is consistent with the compensation structure used in our industry:

❖	annual base salary;

❖	service-based equity award;

❖	annual performance-based cash incentive bonus;

❖	performance-based equity award vesting after a performance period and a subsequent period of additional employment; and

❖	limited perquisites.

Annual base salary is the only fixed component of the summary compensation of an executive as its value is not subject to Company performance or fluctuations in the price of our Common Stock. Annual cash incentive bonus and equity awards are the variable components of compensation. We believe the distribution between fixed and variable components offers a competitive compensation program while appropriately mitigating risk.

Annual Base Salary

The annual base salary represents minimum payment for a satisfactory level of individual performance for the duration of employment with the Company. The Compensation Committee seeks to keep annual base salary competitive to help attract and retain qualified executives. Annual base salaries for the executive officers are determined by the Compensation Committee based on a variety of factors including:

❖	nature and responsibility of the position;

❖	expertise of the individual executive;

❖	competitiveness of the market for the executive’s services;

❖	potential for driving the Company’s success in the future;

❖	peer compensation data;

48	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

❖	the performance reviews and recommendations of the CEO (except in the case of his own compensation); and

❖	other judgmental factors deemed relevant by the Compensation Committee such as recommendations of the compensation consultant.

However, the Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above.

The Company has employment agreements with the named executive officers. Under the employment agreements, the annual base salaries are subject to annual review by the Compensation Committee and can be increased but not decreased.

In determining the annual base salaries for the 2014 fiscal year, the Compensation Committee took into consideration the pay practices at our ‘compensation peer group’, the competitive market for our executives, both domestic as well international, and enhanced job responsibilities of certain executive officers such as Mr. Copple who was promoted to the position of President and Chief Operating Officer effective January 21, 2014. The peer pay review was based on a compensation report prepared by Pay Governance. The report was based on a projected pay level for each of the named executive officers and compensation data publicly available for the 2013 fiscal year for the Company’s ‘compensation peer group’. See page 47 for the definition of the Company’s ‘compensation peer group’. The competitive analysis presented in Pay Governance’s review indicated that compensation levels, base salaries included, for the Company’s named executive officers were below a competitive range of peer pay levels. To ensure the continued competitiveness of pay for our key top executive talent and, in Mr. Copple’s case, to reflect increased responsibilities associated with a promotion, the Compensation Committee determined the following annual base salaries and raises from the 2013 fiscal year for the named executive officers. The 2014 annual base salaries are also compared to relevant competitive market data in the table below.

	Lee Roy Mitchell	Tim Warner	Robert Copple	Sean Gamble	Valmir Fernandes
Amount in 2014	$885,897	$800,000	$600,000	$450,000	$470,000
Percentage of Raise	3%	13.1%	18.8%	N/A	27.7%
Market Percentile	<75th	25th	<50th	N/A	<50th

Annual Cash Incentive Bonus

Pursuant to our compensation philosophy of pay for performance, we provide participants to our Bonus Plan an opportunity to earn an annual cash incentive bonus tied to Company performance against pre-established performance metrics set by the Compensation Committee for the fiscal year. In setting total compensation, the Compensation Committee considers this annual cash incentive bonus to be an important tool in motivating and rewarding performance over the short-term. While the annual cash incentive bonus provides an additional compensation opportunity it also subjects the Bonus Plan participant to the financial risks of the Company. Consequently, annual cash incentive bonus percentages are commensurate with the participant’s position and potential impact on the Company’s performance as determined by the Compensation Committee.

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The following steps are performed annually for the Bonus Plan:

(1) Setting a Target Cash Bonus. During the first quarter of the fiscal year, the Compensation Committee approves the range of potential payouts as percentage of target (33%, 100% and 133%), at a threshold, target and maximum level of annual cash incentive bonus for the participants to the Bonus Plan. The target annual cash incentive bonus amount is generally set at a percentage of the participant’s annual base salary although the Compensation Committee may take into account other factors deemed relevant, such as the individual’s performance and contributions outside of the quantitative targets and recommendations from the CEO (except for target annual cash incentive bonus amounts for himself). As such, given the outperformance of our international segment over the past fiscal years, the Compensation Committee has determined that Mr. Fernandes’s annual cash incentive bonus opportunity should be calculated based on the average of worldwide Adjusted EBITDA and international Adjusted EBITDA performances.

Each participant under the Bonus Plan is entitled to receive a ratable portion of his target annual cash incentive bonus based upon the Company’s level of achievement of the performance metric. The actual amount of annual cash incentive bonuses paid, if any, may result in an annual cash incentive bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

Under the Bonus Plan, the maximum annual cash incentive bonus amount of a named executive officer is capped at the lesser of 200% of such named executive officer’s annual base salary or $3 million.

(2) Setting the Performance Target. During the first quarter of each fiscal year, the Compensation Committee establishes the performance target of the Company for the year. The performance target may include factors, by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not named executive officers, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

For the 2014 fiscal year, the Compensation Committee used Reported Adjusted EBITDA to set the target for payout of annual cash incentive bonus.

(3) Measuring Performance. Prior to making any payments under the Bonus Plan, the Compensation Committee reviews whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make, if needed, certain adjustments as specified in the Bonus Plan. Such adjustments include, but are not limited to, factors such as changes in accounting principles and extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of the annual cash incentive bonus (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Bonus Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Bonus Plan, including reducing the amount of the annual cash incentive bonus at any time prior to payment based on such criteria as it shall determine, including but not limited to, individual merit and the attainment of specified levels of one or any combination of the performance factors. However, the Compensation Committee cannot adjust upwards the cash incentive compensation payable to a named executive officer or waive the achievement of a performance target

50	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

requirement for a named executive officer except in the case of the death or disability of the executive or a change of control of the Company.

For reasons discussed earlier under the discussion of the determination of annual base salary for 2014, the Compensation Committee deemed it appropriate to review the annual cash incentive bonus target percentages of certain executives. Based on the review, the Compensation Committee revised the target bonus opportunity of the named executive officers. While this revision potentially raises the total compensation, it also ties a higher percentage of total compensation to Company performance.

The following table provides the target annual cash incentive bonus opportunity (as percentage of base salary) for the 2014 fiscal year for each of the named executive officers compared to relevant competitive market data and the actual amounts received by them in February 2015.

	Lee Roy Mitchell	Tim Warner	Robert Copple	Sean Gamble	Valmir Fernandes
Target Bonus Opportunity	100%	100%	100%	75%	85%
Target Bonus Amount	$885,897	$800,000	$600,000	$337,500	$399,500
Market Percentile	<25th	50th	75th	N/A	<75th
2014 Actuals	$737,953	$666,400	$499,800	$117,077	$395,932

Equity Incentive Compensation

In addition to the annual cash incentive bonus, the Compensation Committee also annually awards service-based and performance-based equity compensation pursuant to the Restated Incentive Plan. Service-based equity compensation enables us to attract and retain highly qualified executive officers as leaders to ensure our continued success. Long-term performance-based equity compensation encourages Company’s long-term growth and aligns the executive’s interests with the interests of our stockholders.

Pursuant to the Restated Incentive Plan, restricted stock and performance awards (in the form of restricted stock units) have been granted annually to eligible employees, including the named executive officers. There is no set date for the annual equity grant, but typically, grants to all eligible employees, including the named executive officers, are made on the same day (and within the first 90 days of the fiscal quarter).

No stock options have been granted by the Company since 2004. The Compensation Committee has concluded that restricted stock and performance awards are a superior vehicle of incentive compensation than stock options by allowing our executives to benefit from our dividend policy.

The Compensation Committee determines the split between service-based and performance-based awards based upon various factors such as Company’s performance with respect to its industry competitors, leadership and contribution of individual executive officers and the nature of the economic environment. Generally, the value of the target level of performance-based awards is close to the value of the service-based restricted stock award with the maximum potential of the performance-based awards at 150% of the value of the service-based restricted stock award. In certain years the Compensation Committee has adjusted the percentage split of the performance-based and service-based equity awards to appropriately incentivize and motivate the executive officers in response to Company performance and targeted goals.

Restricted Stock. Generally, restricted stock is awarded to eligible employees annually as a retention incentive. Periodic awards of restricted stock can also be made at the discretion of the Compensation Committee and such periodic awards have been made in certain limited instances to attract executive talent such as the grant to Sean Gamble in 2014. Grants of restricted stock are generally based upon a percentage of the eligible employee’s annual base salary. However, such grants could be subject to some adjustment based on the

51	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

individual employee’s performance during the previous fiscal year. All participants to the Restated Incentive Plan are eligible to receive restricted stock. Restricted stock grants typically vests 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates. However, the restricted stock granted to Mr. Warner in 2012 and 2013 vests equally over three years and the restricted stock granted in 2014 vests equally over two years. Restricted stock awards granted to Mr. Warner in years prior to 2012 remain subject to the typical four year vesting schedule.

Recipients of restricted stock awards are permitted to:

(i) receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock, and

(ii) to vote such Common Stock during the restriction period.

Performance Awards. Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals over the performance period established by the Compensation Committee. Only the named executive officers and certain executive officers who have a significant impact on the Company’s long-term performance have been awarded performance awards.

Performance awards can be granted in the form of restricted stock or restricted stock units. The performance goals are based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be issued (if performance award is in the form of restricted stock unit) or shall vest (if performance award is in the form of restricted stock) if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for the applicable measurement period. Common Stock received upon attainment of the performance goals under a restricted stock unit award may be subject to additional service-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit based performance award will be accrued and paid to the recipient to the extent the vesting conditions are satisfied and the number of shares that vest.

Currently our performance goal is based on an implied equity value concept that determines an IRR during a performance period. For performance awards granted from 2008 until 2013, the performance period was a three-year period. Beginning 2014, the Compensation Committee changed the performance period to a two-year period. This change was based on an annual re-evaluation of the Company’s growth plan and timetable of results delivered in the past years. The performance period for the performance awards granted in March 2014 is from January 1, 2014 to December 31, 2015.

The implied equity value is based on a valuation formula utilizing a multiple of Reported Adjusted EBITDA (subject to certain specified adjustments) and other factors that produces a fundamental valuation of Cinemark equity. IRR represents the growth in this implied equity value. Each performance target underlying the performance awards has a threshold, target and maximum level of payment opportunity and vest on a pro rata basis according to the IRR achieved during the performance period, with the maximum payment opportunity equal to 150% of the individual’s target opportunity. The targets for the current fiscal year are established in writing by the Compensation Committee in the first quarter of the fiscal year. The number of shares of Common Stock an executive may receive upon the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of the IRR and is further subject to the discretion of the Compensation Committee. If at the end of the performance period the Compensation Committee determines that the performance target has been met, the shares of Common Stock subject to each performance award shall be further subject to additional service-based vesting restriction contingent upon the employee’s continued service until the vest date. However, pursuant to the Second Amended Agreement, if Mr. Warner’s employment terminates due to the expiration of the term of the Second Amended Agreement on April 1, 2016, Mr. Warner shall not be required to fulfill the additional employment requirement through March 2018.

52	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

The following table sets forth the various IRR percentages and the number of corresponding performance shares that can be earned by each eligible participant under the 2014 Grant:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable
Target	IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

Payout is prorated for performance between threshold and target and between target and maximum. If the IRR for the applicable performance period is at least 8.5%, which is the threshold, at least one-third of the restricted stock units vest. If the IRR for the applicable performance period is at least 10.5%, which is the target, at least two-thirds of the restricted stock units vest. If the IRR for the applicable performance period is at least 12.5%, which is the maximum, 100% of the restricted stock units vest. Further, as an example, if the Company achieves an IRR equal to 11.5%, the number of restricted stock units that shall vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR.

In 2014, the service-based and performance-based awards were granted as a 50/50 mix at the target level with the value of the potential maximum level of performance-based equity grant at 150% of the value of the service-based equity grant. This distribution of equity grants is consistent with our compensation philosophy to motivate our executive officers to increase stockholder value over the term long-term while still providing incentive for continuity and short-term performance.

The following table provides the total value of the equity grants (at the target level) made to the named executive officers in 2014 compared to relevant competitive market data.

	Lee Roy Mitchell	Tim Warner	Robert Copple	Sean Gamble	Valmir Fernandes
Minimum Equity Grant per Employment Agreement	N/A	200% of Base	150% of Base	N/A	N/A
2014 Grant	$0	$1,599,952	$899,980	$249,992	$587,467
Market Percentile	N/A	25th	<50th	N/A	<50th

The service-based restricted stock granted to Messrs. Copple and Fernandes shall vest, subject to continued employment through the vest dates, 50% in March 2016 and the remaining 50% in March 2018. The restricted stock granted to Mr. Warner vests equally over two years and the restricted stock granted to Mr. Gamble vests equally over three years. Future grants to Mr. Gamble are expected to contain vesting provisions on the second and fourth anniversary dates of the grants.

The payout of the performance awards (in the form of restricted stock units) granted in 2014 is subject to the achievement by the Company of an IRR set by the Compensation Committee for the two-year performance period from January 1, 2014 to December 31, 2015 and continued employment until March 2018. However, Mr. Warner does not have to fulfill the additional service requirement if the term of the Second Amended Agreement expires on April 1, 2016.

Similar to previous years, no equity award was granted to Mr. Mitchell as the Compensation Committee determined that Mr. Mitchell has substantial equity stake in the Company, which, as of the Record Date, is approximately 5% (excluding The Mitchell Special Trust). Also, since Mr. Gamble joined the Company eight months into the two-year performance period, the Compensation Committee did not grant any performance awards to Mr. Gamble.

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The Compensation Committee utilizes the performance awards to align performance with pay. As such, based on the level of IRR achieved by the Company for the three-year performance period from January 1, 2012 to December 31, 2014, the Compensation Committee determined that 76.67% of the maximum opportunity (115% of the target opportunity) of the performance awards (in the form of restricted stock units) granted to Messrs. Warner, Copple and Fernandes on March 8, 2012 (the “2012 Grant”) shall vest. The table below provides the number of performance awards (maximum) granted in 2012 and the number of performance awards to vest, subject to continuous employment through March 8, 2016:

Name	Granted in 2012	To Vest in 2016
Lee Roy Mitchell	-	-
Tim Warner	35,358	27,108
Robert Copple	20,203	15,489
Sean Gamble	-	-
Valmir Fernandes	15,925	12,209

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our named executive officers that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long-term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s cash compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($17,500 for 2014, $17,500 for 2013 and $17,000 for 2012). In 2014, participants over the age of 50 could contribute an additional $5,500.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual cash compensation to the 401(k) Plan, subject to the limits specified by Section 402(g) of the Code. In 2014, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest.

Tax Considerations

The Compensation Committee considers the tax impact to the Company when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Compensation Committee is to provide competitive compensation that would serve the objectives of retention, reward and motivation in the best possible mix of the various compensation components in a particular year. Therefore, in certain years some compensation paid to the named executive officers may not be deductible by the Company due to the limitations of Section 162(m) of the Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our “covered employees”- the CEO and each of the three most highly paid officers (other than our CFO) - is $1 million. Elements of compensation that qualify as “performance-based compensation” are deductible even if in excess of this $1 million limit.

In structuring the compensation programs that apply to the covered employees, we considered the requirements and consequences of Section 162(m) of the Code. We designed several elements of our overall compensation program in the form of performance-based compensation. The performance awards are intended to

54	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

qualify as performance-based compensation and shall therefore be fully tax deductible. Similarly, annual cash incentive bonuses paid pursuant to the Bonus Plan are intended to qualify as performance-based compensation.

In addition to annual cash incentive bonuses and performance awards, the Company has also granted, and may continue to grant, service-based restricted stock awards to covered employees that are not intended to be performance-based compensation and will count against the $1 million compensation deduction limit. In 2014, Messrs. Warner, Copple and Fernandes recognized compensation in excess of $1 million upon vesting of restricted stock granted in 2010, 2012 and 2013 (which was only for Mr. Warner), that was not performance-based and, in part, is not deductible by the Company under Section 162(m) of the Code.

While the Compensation Committee has taken into account the potential application of Section 162(m) of the Code on compensation decisions and the Company generally seeks to ensure the deductibility of the incentive compensation paid to the covered employees, the Compensation Committee intends to retain the flexibility necessary to continue the competitive pay practices of the Company. Therefore, not all incentive compensation awards may be fully deductible by the Company. In addition, there may be ambiguities regarding how the conditions to qualify as “performance-based” compensation will be interpreted and administered under the income tax regulations, so that amounts that the Company intends or expects to qualify as deductible may not so qualify. Accordingly, there is no certainty that all elements of compensation discussed in this proxy statement will in fact be deductible.

Compensation Risk Assessment

The Compensation Committee reviews and approves the design, goals and payouts under the Bonus Plan and the Restated Incentive Plan. The Compensation Committee monitors whether the Company’s compensation programs for executives and employees encourage unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Below are some of the highlights of the Company’s compensation program which mitigate risks associated with compensation:

❖	The Company’s performance metrics are established within the first 90 days of the fiscal year;

❖	A mix of cash and equity awards with emphasis on equity;

❖	Annual cash incentive tied to Company’s overall annual performance and measured against a pre-established objective business criteria;

❖	Equity compensation split between long-term and short-term, to balance retention and reward for short-term performance with motivation to increase long-term stockholder value;

❖	Equity compensation vesting is multi-year service-based and performance-based (with overlapping performance periods);

❖	Compensation Committee has discretion to reduce but may not adjust upward or waive achievement of performance targets for the annual cash incentive award; and

❖	The Bonus Plan caps the annual cash incentive award payouts at the lesser of 200% of annual base salary or $3 million.

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Key Governance Features of Executive Compensation

The Board believes in strong governance with regards to our executive compensation program. As such, the Board has adopted certain governance measure to ensure good governance of executive compensation. The compensation related governance principles are as follows:

❖	The change of control payment provision in the employment agreements of the executive officers is subject to a “double trigger”. In the event of a change of control, compensation and benefits vest only if the executive officer’s employment is involuntarily terminated, without cause, or where a participant terminates employment for good reason, within one year of the change of control event. There is no “golden parachute” excise tax gross-up in the event of a change of control.

❖	We do not have any deferred compensation or pension plans.

❖	Pursuant to our Supplemental Policy Concerning Trading In Company Securities By Certain Designated Persons (“Supplemental Insider Trading Policy”), our named executive officers and certain other persons are prohibited from engaging in short sales of Company securities or engaging in purchases or sales of puts, calls or other derivative securities with respect to Company securities. This prohibition is based on our belief that such transactions focus attention on the Company’s short-term performance rather than its long-term objectives.

❖	The Supplemental Insider Trading Policy also prohibits certain forms of hedging transactions, such as zero-cost collars and forward sale contracts. Such hedging does not expose the person hedging to the full risks of stock ownership.

❖	The named executive officers and certain other persons also cannot hold Company securities in a margin account or pledge Company securities as collateral for a loan (unless the covered person can clearly demonstrate the financial capacity to repay the non-margin loan without resorting to the pledged securities).

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s 2014 Form 10-K, and the Board has approved the recommendation.

Respectfully submitted,

Peter R. Ezersky (Chair)

Vahe A. Dombalagian

Carlos M. Sepulveda

Donald G. Soderquist

Nina Vaca

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	573,584	N/A	7,693,356
Equity compensation plans not approved by security holders	-	-	-

Total	573,584	N/A	7,693,356

(1)	Represents unearned shares underlying performance awards, assuming the achievement of maximum performance goals.

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Summary Compensation Table for 2014

The following table sets forth summary information concerning the total compensation earned by our named executive officers for each of the last three completed fiscal years. Mr. Gamble joined the Company in August 2014. Therefore, his compensation is for the period August 27, 2014 through December 31, 2014.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lee Roy Mitchell	2014	885,897	-	737,953	21,754	1,645,604
Chairman of the Board	2013	860,094	-	1,146,763	14,275	2,021,132
	2012	851,758	-	1,135,409	114,449	2,101,616
Tim Warner	2014	825,247	1,599,952	666,400	356,074	3,447,673
Chief Executive Officer	2013	707,000	1,001,381	942,643	238,535	2,889,559
	2012	700,000	2,129,704	933,310	207,655	3,970,669
Robert Copple	2014	616,935	899,980	499,800	344,169	2,360,884
President & Chief Operating	2013	505,000	572,216	673,316	240,864	1,991,396
Officer	2012	500,000	1,639,799	666,650	198,929	3,005,378
Sean Gamble	2014	164,423	249,992	117,077	4,801	536,293
Chief Financial Officer
Valmir Fernandes	2014	470,000	587,467	395,932	287,278	1,740,677
President – Cinemark	2013	367,781	450,694	397,771	188,396	1,404,642
International	2012	364,140	1,410,722	364,131	166,173	2,305,166

(1)	See Design of the Executive Compensation Program – Annual Base Salary on page 48 for a discussion of how the annual base salary is determined. See Mix of Compensation Elements beginning on page 41 for the percentage of total annual compensation for the 2014 fiscal year paid as annual base salary to each named executive officer.

The annual base salary amounts for Messrs. Warner and Copple include the base salaries effective January 1 – January 20 and January 21 – December 31. Mr. Warner’s annual base salary for the two periods were $728,210 and $800,000 respectively. Mr. Copple’s annual base salary for the two periods were $520,150 and $600,000 respectively. Mr. Gamble’s annualized base salary for 2014 was $450,000.

(2)	The reported amounts reflect the aggregate grant date fair values of the equity awards granted during the 2014, 2013 and 2012 fiscal years, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 16 to the Company’s 2014 Form 10-K for a discussion of the assumptions used in determining the grant date fair values of these equity awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

The equity awards granted were restricted stock and performance awards (in the form of restricted stock units). However, the reported amount for Mr. Gamble represents the grant date fair value of only restricted stock. Mr. Mitchell was not awarded any equity due to his substantial equity ownership in the Company.

The grant date fair values were calculated based upon the closing price of Common Stock on March 26, 2014 of $28.54, March 28, 2013 of $29.44 and March 8, 2012 of $21.63 per share for Messrs. Warner, Copple and Fernandes and August 27, 2014 of $35.49 for Mr. Gamble.

For purposes of the Summary Compensation Table for 2014, the target level of payment was assumed as the most probable outcome for the performance awards. However, as required by the rules of the SEC, the table

58	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

below provides the grant date fair values of the performance awards (in the form of restricted stock units) at the maximum level of payment:

Name	2014	2013	2012
Tim Warner	$ 1,199,964	$ 751,073	$ 764,794
Robert Copple	$ 674,971	$ 429,176	$ 436,991
Sean Gamble	-	-	-
Valmir Fernandes	$ 440,601	$ 338,030	$ 344,458

The terms of the restricted stock and performance awards are discussed in more detail under Design of the Executive Compensation Program – Equity Incentive Compensation beginning on page 51 and the footnote disclosures to the Grants of Plan-Based Awards in 2014 table. See Mix of Compensation Elements beginning on page 41 for the percentage of total compensation for the 2014 fiscal year paid as equity compensation to each named executive officer.

(3)	The reported amounts are the annual cash incentive bonuses earned by the named executive officers for the 2014, 2013 and 2012 fiscal years. Pursuant to the Bonus Plan, the annual cash incentive bonuses earned for a fiscal year are paid in February or March of the following year subject to the attainment of performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The annual cash incentive bonuses for the 2014 fiscal year were paid on February 19, 2015, for the 2013 fiscal year were paid on February 28, 2014 and for the 2012 fiscal year paid on February 21, 2013. Mr. Gamble’s annual cash incentive bonus was pro-rated based on his service to the Company rounded up to the nearest whole month. Mr. Fernandes’s annual cash incentive bonus for all three years was calculated based on the average of worldwide Adjusted EBITDA and international Adjusted EBITDA performances. See Design of the Executive Compensation Program – Annual Cash Incentive Bonus beginning on page 49 for a discussion of the amount of annual cash incentive bonus paid in proportion to total compensation. See Mix of Compensation Elements beginning on page 41 for the percentage of total compensation for the 2014 fiscal year paid as annual cash incentive bonus to each named executive officer.

(4)	The compensation reported in this column includes the following:

Name	Fiscal Year	Annual Matching Contributions to 401(k) Savings Plan ($)	Life, Group and Disability Insurance Premiums Paid by Company ($)	Dividends Paid on Restricted Stock and Vested RSU(1) ($)	Tax Gross- up	Other ($)
	2014	13,650	7,918	-	186(2)	-
Mitchell	2013	13,387	888	-	-	-
	2012	13,125	99,888	-	1,436(3)	-
	2014	13,650	23,452	316,232	2,740(2)	-
Warner	2013	13,387	3,430	221,718	-	-
	2012	13,125	4,242	190,288	-	-
	2014	13,650	19,896	307,525	3,098(2)	-
Copple	2013	13,387	6,989	215,205	5,283(4)	-
	2012	13,125	4,498	176,023	5,283(4)	-
Gamble	2014	-	1,142	3,522	137(2)	-
	2014	13,650	13,412	257,641	2,575(2)	-
Fernandes	2013	13,387	3,162	141,847		30,000(5)
	2012	13,125	4,923	118,125		30,000(5)

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(1)	Dividends paid on all outstanding restricted stock and dividends paid on performance awards (in the form of restricted stock units) at the time of issuance of the underlying Common Stock. The performance awards (in the form of restricted stock units) granted on March 31, 2010 vested at the maximum level and the accrued dividends outstanding on the underlying Common Stock were paid on March 31, 2014. See Design of the Executive Compensation Program – Equity Incentive Compensation beginning on page 51 for a discussion of the dividend payment on restricted stock and performance awards.

(2)	Taxes paid by the Company on executive disability and long-term disability.

(3)	Amount paid by the Company for medicare taxes attributed to life insurance policy purchased for Mr. Mitchell.

(4)	Includes $12.91 for 2012 and 2013 paid by the Company for Medicare taxes attributed to life insurance policy purchased for Mr. Coppell and $5,270 for 2012 and 2013 paid by the Company as premium for Mr. Coppell’s medical insurance.

(5)	Expatriate allowance pursuant to Mr. Fernandes’s employment agreement.

For a narrative description of the amounts reported in the Summary Compensation Table for 2014, see Design of the Executive Compensation Program beginning on page 48 for a discussion of the various elements of compensation, the material terms of equity awards, including a general description of the formula or criteria to be applied in determining the amounts payable, the vesting schedule and whether the equity granted shall receive dividends, Grants of Plan-Based Awards in 2014 table for details of the 2014 Grant and Summary of Employment Agreements with Our Named Executive Officers beginning on page 65 for a discussion of the material terms of each named executive officer’s employment agreement.

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Grants of Plan-Based Awards in 2014

The following table specifies the grants of awards made under the Restated Incentive Plan and the Bonus Plan to the named executive officers during and with respect to the 2014 fiscal year.

Name	Grant Dates	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Lee Roy Mitchell	2/19/15	2/12/15	$295,269	$885,897	$1,181,166	-	-	-	-	-
Tim Warner	2/19/15	2/12/15	$266,640	$800,000	$1,066,640
	3/26/14	3/26/14				14,015	28,030	42,045
	3/26/14	3/26/14							28,030	1,599,952
Robert Copple	2/19/15	2/12/15	$199,980	$600,000	$ 799,980	7,883	15,767	23,650
	3/26/14	3/26/14
	3/26/14	3/26/14							15,767	899,980
Sean Gamble	2/19/15	2/12/15	$ 41,102	$123,317	$ 164,419	-	-	-
	8/27/14	6/23/14							7,044	249,992
Valmir Fernandes	2/19/15	2/12/15	$133,153	$399,500	$ 532,653
	3/26/14	3/26/14				5,146	10,292	15,438
	3/26/14	3/26/14							10,292	587,467

(1)	The dates the Compensation Committee approved the grants.

(2)	See Design of the Executive Compensation Program – Annual Cash Incentive Bonus beginning on page 49 for a description of the annual cash incentive bonus process under the Bonus Plan and the target bonus opportunities of each named executive officer for the 2014 fiscal year. See Mix of Compensation Elements beginning on page 41 for the percentage of total compensation for the 2014 fiscal year paid as annual cash incentive bonus to each named executive officer. See Summary Compensation Table for 2014 on page 58 and the related footnote disclosure for the actual annual cash incentive bonus amounts paid to each named executive officer for the 2014 fiscal year.

(3)	Pursuant to the Restated Plan, on March 26, 2014, the Compensation Committee awarded performance awards (in the form of restricted stock units) for an aggregate maximum of 81,133 hypothetical shares of restricted stock to Messrs. Warner, Copple and Fernandes. Messrs. Mitchell and Gamble were not awarded any performance awards in 2014. The number of shares underlying each performance award was determined in part by reference to the closing price of Common Stock on March 26, 2014 of $28.54 per share.

The performance target underlying the performance awards (in the form of restricted stock units), has a threshold, target and maximum level of payment opportunity. The maximum payment opportunity is equal to 150% of the named executive officer’s target opportunity based upon the IRR achieved over the two-year performance period from January 1, 2014 to December 31, 2015. At the end of the two-year performance period, the Compensation Committee shall certify the IRR achieved by the Company which shall determine the number of performance awards (in the form of restricted stock units) that shall vest for each named executive officer, subject to continuous employment through March 26, 2018.

Pursuant to the Second Amended Agreement, if Mr. Warner’s employment terminates due to the expiration of the term of the Second Amended Agreement on April 1, 2016, Mr. Warner shall not be required to fulfill the additional employment requirement through March 2018.

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Holders of performance awards receive dividends that are attributable to the underlying Common Stock to the extent issued at the time of vest. The dividend is paid at the same rate the dividend is paid to other stockholders, which is currently $0.25 per share of Common Stock per fiscal quarter. See Design of the Executive Compensation Program – Equity Incentive Compensation – Performance Awards beginning on page 51 for a discussion of the terms of the performance awards.

(4)	Pursuant to the Restated Plan, on March 26 2014, the Compensation Committee awarded an aggregate of 54,089 shares of restricted stock to Messrs. Warner, Copple and Fernandes. The number of shares underlying each award was determined by reference to the closing price of the Common Stock on March 26, 2014 of $28.54 per share. On June 23, 2014, the Compensation Committee authorized the issuance of restricted stock to Mr. Gamble. The Company issued 7,044 shares of restricted stock to Mr. Gamble based on the closing price of the Common Stock on August 27, 2014 of $35.49 per share.

The restricted stock awarded to Mr. Warner shall vest equally on March 26, 2015 and March 26, 2016.

The restricted stock awarded to Messrs. Copple and Fernandes shall vest equally on March 26, 2016 and March 26, 2018.

The restricted stock awarded to Mr. Gamble shall vest equally on August 27, 2015, August 27, 2016 and August 27, 2017.

Holders of restricted stock receive non-forfeitable dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company. The current dividend rate is $0.25 per share of Common Stock per fiscal quarter. See Design of the Executive Compensation Program – Equity Incentive Compensation – Restricted Stock for a discussion of the terms of the restricted stock.

(5)	The aggregate grant date fair values of restricted stock and performance awards (in the form of restricted stock units) were determined using the closing price of Common Stock on March 26, 2014 of $28.54 per share. Pursuant to the rules of the SEC, for purposes of the Grants of Plan-Based Awards in 2014 table the aggregate grant date fair values of performance awards were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 16 to the Company’s 2014 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

For a narrative description of the amounts reported in the Grants of Plan Based Awards in 2014, see Design of the Executive Compensation Program beginning on page 48 for a discussion of the various elements of compensation, the material terms of equity awards, including a general description of the formula or criteria to be applied in determining the amounts payable, the vesting schedule and whether the equity granted shall receive dividends and Summary of Employment Agreements with Our Named Executive Officers beginning on page 65 for a discussion of the material terms of each named executive officer’s employment agreement.

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Outstanding Equity Awards at December 31, 2014

The following table lists the restricted stock and performance awards (in the form of restricted stock units) for each named executive officer outstanding as of December 31, 2014. There were no stock options outstanding for any named executive officer as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(10) ($)
Lee Roy Mitchell	-	-	-	-
Tim Warner	28,030(1)	997,307	14,015 (8)	498,654
	11,339(2)	403,442	8,503 (9)	302,542
	24,964(3)	888,219
	6,683(4)	237,781
	18,001(5)	640,476
	35,358(6)	1,258,038
Robert Copple	15,767(1)	560,990	7,883 (8)	280,477
	9,719(2)	345,802	4,859 (9)	172,878
	31,172(3)	1,109,100
	6,290(4)	223,798
	16,942(5)	602,796
	20,203(6)	718,823
Sean Gamble	7,044(1)	250,626	-	250,626
Valmir Fernandes	10,292(1)	366,189	5,146 (8)	183,095
	7,655(2)	272,365	3,827 (9)	136,163
	27,303(3)	971,441
	5,569(4)	198,145
	15,000(5)	533,700
	15,925(6)	566,612

(1)	The reported numbers represent the number of shares of restricted stock granted on March 26, 2014 (the “2014 Grant”).

Mr. Mitchell did not have any outstanding equity grant at December 31, 2014.

For Messrs. Copple and Fernandes, the restricted stock vest equally on March 26, 2016 and March 26, 2018.

Mr. Warner’s 2014 Grant vests equally on March 26, 2015 and March 26, 2016.

Mr. Gamble’s 2014 Grant vests equally on August 27, 2015, August 27, 2016 and August 27, 2017.

(2)	The reported numbers represent the number of shares of restricted stock awarded on March 29, 2013 (the “2013 Grant”). The restricted stock awarded to Messrs. Copple and Fernandes vest equally on March 29, 2015 and March 29, 2017.

One-third of Mr. Warner’s 2013 Grant vested on March 29, 2014. The remaining two-thirds vest equally on March 29, 2015 and March 29, 2016.

(3)	The reported numbers represent the remaining unvested shares of the restricted stock awarded on March 8, 2012. For Messrs. Copple and Fernandes, the reported shares vest on March 8, 2016. For Mr. Warner, the reported shares vest on March 8, 2015.

(4)	The reported numbers represent the remaining unvested shares of the restricted stock awarded on March 31, 2011 (the “2011 Grant”). The reported shares vest on March 31, 2015.

(5)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) awarded pursuant to the 2011 Grant. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2011 to December 31, 2013. On February 11, 2014, the Compensation Committee approved that the Company had

63	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

achieved the highest level of IRR over the three-year performance period. The shares of Common Stock underlying the performance awards were issued on March 31, 2015 upon satisfaction of the additional employment requirement as of that date.

(6)	The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) awarded pursuant to the 2012 Grant. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2012 to December 31, 2014. On February 11, 2015, the Compensation Committee approved the level of IRR achieved by the Company over the three-year performance period. Accordingly, 76.67% of the maximum opportunity (115% of the target opportunity) of the performance awards (in the form of restricted stock units) shall vest and the underlying Common Stock will be issued on March 8, 2016, subject to continuous employment of the named executive officer.

(7)	The fair market value of the restricted stock was calculated based on the closing price of Common Stock on December 31, 2014 of $35.58 per share.

(8)	The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2014 Grant. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance target for the 2014 Grant. The payout of the performance awards are subject to the Company achieving performance targets over the two-year performance period from January 1, 2014 to December 31, 2015 and satisfaction of an additional employment requirement. Subject to continued employment, the performance awards shall vest on March 26, 2018.

If Mr. Warner’s employment terminates due to the expiration of the term of the Second Amended Agreement, Mr. Warner shall not be required to fulfill the additional employment requirement until March 26, 2018 and the performance awards (in the form of restricted stock units) shall vest on April 1, 2016 to the extent the IRR is achieved over the two-year performance period.

(9)	The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) awarded on March 29, 2013. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance target for the 2013 Grant. The payout of the performance awards are subject to achieving performance targets over the three-year performance period from January 1, 2013 to December 31, 2015 and satisfying an additional two-year employment requirement. Subject to continued employment, the performance awards shall vest on March 29, 2017.

Similar to the 2014 Grant, if Mr. Warner’s employment terminates due to the expiration of the term of the Second Amended Agreement, Mr. Warner shall not be required to fulfill the additional employment requirement until March 29, 2017 and the performance awards (in the form of restricted stock units) shall vest on April 1, 2016 to the extent the IRR is achieved.

(10)	The fair market value of the unearned performance awards (in the form of restricted stock units) was determined based on the achievement of threshold performance targets at the closing price of Common Stock on December 31, 2014 of $35.58 per share.

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Stock Option Exercises and Stock Vested in 2014

The following table provides information on the vesting of restricted stock and performance awards during 2014 for each of the named executive officers. There were no outstanding stock options for any of the named executive officers as of December 31, 2014.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Lee Roy Mitchell	-	-
Tim Warner	138,794	4,050,500
Robert Copple	137,871	4,035,738
Sean Gamble	-	-
Valmir Fernandes	117,217	3,432,685

(1)	The reported numbers include Common Stock from the following vest events:

i.	Fifty percent of the restricted stock of the 2010 Grant which vested on March 31, 2014;

ii.	For Mr. Warner, one-third and for Messrs. Copple and Fernandes, fifty percent of the restricted stock of the 2012 Grant, all of which vested on March 8, 2014;

iii.	One-third of Mr. Warner’s 2013 Grant of restricted stock which vested on March 29, 2014; and

iv.	The shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2010 Grant. In February 2013, the Compensation Committee approved that the Company had achieved the highest level of IRR over the three-year performance period from January 1, 2010 to December 31, 2012. The performance award vested and the underlying Common Stock was issued on March 31, 2014.

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on the following dates:

i.	March 7, 2014 of $30.75 per share; and

ii.	March 28, 2014 of $28.84 per share.

Discussion of the Terms of the Employment Agreements with our Named Executive Officers

We have employment agreements with our named executive officers and certain other executive officers. Consistent with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Below is a summary of the key provisions of the current employment agreements of Messrs. Mitchell, Warner, Copple, Gamble and Fernandes.

Term

The term of Mr. Warner’s Second Amended Agreement terminates on April 1, 2016. There are no renewal provisions.

The initial term of Mr. Copple’s Amended and Restated Employment Agreement dated January 21, 2014 (the “Restated Employment Agreement”), is three years, provided that, on the second anniversary of the effective date and on each anniversary of the effective date thereafter, the term shall be automatically extended for an additional one-year period until his employment terminates.

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The initial terms of the employment agreements of Messrs. Mitchell, Gamble and Fernandes is three years. At the end of each year, the term is extended for an additional one-year period unless the named executive officer’s employment is terminated.

Annual Base Salary

The annual base salaries are subject to review each year by our Compensation Committee for increase (but not decrease).

Annual Cash Incentive Bonus

In addition to annual base salaries, the named executive officers are eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Warner and Mr. Copple’s target bonus shall not be less than 100% and the maximum target shall not be less than 150% of their respective annual base salaries. Messrs. Mitchell, Gamble and Fernandes do not have a target annual cash incentive bonus percentage specified in their employment agreements.

Equity Awards

The executives are entitled to participate in and receive grants of equity awards under the Company’s Restated Incentive Plan. Pursuant to the Second Amended Agreement, Mr. Warner’s equity awards shall be at least 200% of his annual base salary. Pursuant to the Restated Employment Agreement, Mr. Copple’s equity awards shall be at least 150% of his annual base salary.

Benefits

The named executive officers qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of annual base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment.

The employment agreements of Messrs. Warner, Copple, Gamble and Fernandes, provide that unless the executive’s employment is terminated by us for cause the executive will also be entitled to office space and support services for a period of not more than three (3) months following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality and non-competition (other than certain permitted activities as defined therein). In addition, Mr. Mitchell’s employment agreement has a covenant of non-solicitation (as defined in the employment agreement). All non-compete covenants have a term of one year after termination of the executive’s employment. The non-solicitation covenant in Mr. Mitchell’s employment agreement has a term of three years after termination of Mr. Mitchell’s employment.

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Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell is terminated by us without cause, Mr. Mitchell shall receive accrued compensation (which includes unpaid annual base salary, a pro rata annual cash incentive bonus for the fiscal year in which the termination occurs and any previously vested equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted) through the date of termination (the “Accrued Employment Entitlements”); an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months; an amount equal to the most recent annual cash incentive bonus Mr. Mitchell received for the fiscal year prior to the date of such termination, payable within thirty (30) days of termination and Mr. Mitchell and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. Any outstanding stock options granted to Mr. Mitchell shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted.

If Mr. Mitchell resigns for good reason (as defined in his employment agreement), he shall receive all of the above stated payments and benefits except that the annual base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

If Mr. Warner resigns for good reason (as defined in the agreement), is terminated by us without cause or upon expiration of the term of the Second Amended Agreement, Mr. Warner shall receive, the Accrued Employment Entitlements; an amount equal to Mr. Warner’s annual base salary in effect as of the date of such termination payable in accordance with the Company’s normal payroll practices through the end of the term, subject to the requirements of Section 409A of the Code; Mr. Warner and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date; any outstanding equity awards with service-based vesting provisions shall become immediately vested as of the termination date and any equity awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period, and if or to the extent the performance provisions are attained, shall become vested without regard to any continued employment requirement.

If Messrs. Copple, Gamble or Fernandes is terminated by us without cause, the executive shall receive the Accrued Employment Entitlements; two times the annual base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months; an amount equal to the most recent annual cash incentive bonus received by the executive for the fiscal year ended prior to the date of such termination, payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination; equity awards other than stock options with service-based vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested on a pro rata basis without any regard to any continued employment requirement. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

If Messrs. Copple, Gamble or Fernandes resigns for good reason (as defined in their respective employment agreement) the executive shall receive all of the above stated payments and benefits except that the annual base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

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Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability (as defined in the employment agreement), the executive or his estate will receive: the Accrued Employment Entitlements; a lump sum payment equal to twelve (12) months of executive’s annual base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of annual base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination, any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan and the executive (in disability) and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. All outstanding equity awards shall vest in accordance with the Restated Incentive Plan.

Termination for Cause or Voluntary Termination

In the event an executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued annual base salary through the date of termination and any previously vested rights under a stock option or similar award issued under an incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change of Control

Mr. Mitchell does not have a change of control provision in his employment agreement.

In the event an executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason within one (1) year after a change of control (as defined in the employment agreement), the executive shall receive accrued compensation through the date of termination; sum of two times executive’s annual base salary and one and one half times the most recent annual cash incentive bonus received by executive for any fiscal year ended prior to the date of termination payable in a lump sum within thirty (30) days of termination and executive and executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of thirty (30) months from the termination date. Any outstanding equity award granted to the executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such equity awards were granted.

Information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2014 may be found under the headings – “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of control” and “Potential Payments Upon Death or Disability.”

The following tables provide the amounts payable to the named executive officers pursuant to their respective employment agreements upon severance without cause, for a good reason, for cause, death or disability and change of control, assuming such triggering event occurred on December 31, 2014.

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Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

Name	Salary (1)	Bonus (2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance (4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$ 885,897	$ 1,884,716	$ 6,953	$ 8,104	$ 86,500	$-	$ 2,872,170
Tim Warner	$ 800,000	$ 666,400	$22,494	$52,384	$ 828	$6,535,406	$ 8,077,512
Robert Copple	$1,200,000	$ 1,173,117	$27,762	$45,988	$ 828	$2,935,386	$ 5,383,081
Sean Gamble	$ 900,000	$ 117,077	$ 6,434	$ 2,559	$ 828	$ 53,512	$ 1,080,410
Valmir Fernandes	$ 940,000	$ 793,703	$27,762	$31,974	$ 828	$2,407,272	$ 4,201,539

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2014, for Messrs. Copple, Gamble and Fernandes and one-time the annual base salary in effect as of December 31, 2014 for Messrs. Mitchell and Warner. The amounts would have been payable according to the Company’s normal payroll practices for a period of 24 months to Messrs. Copple, Gamble and Fernandes, for a period of 12 months to Mr. Mitchell and through the end of the term to Mr. Warner.

(2)	Except for Mr. Warner, the amounts reported are calculated as follows: the sum of the annual cash incentive bonus the named executive officer would have received for the 2014 fiscal year and the annual cash incentive bonus received by the named executive officer for the 2013 fiscal year. For Mr. Warner, the amount is the annual cash incentive bonus he would have received for the 2014 fiscal year. The annual cash incentive bonuses for the 2014 fiscal year would have been payable to the named executive officers at the same time as payments are made to other similarly situated executives. The annual cash incentive bonuses for the 2013 fiscal year would have been payable to Messrs. Mitchell, Copple, Gamble and Fernandes in a lump sum within 30 days of termination.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messrs. Warner, Copple, Gamble and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year. Messrs. Warner, Copple, Gamble and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)	The amounts reported have been determined based on the following provisions in the respective employment agreements.

Pursuant to Mr. Warner’s Second Amended Agreement, any outstanding equity award with time-based vesting provisions will immediately vest as of the termination date. Any equity awards with performance-based vesting provisions will remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement.

Pursuant to the employment agreements of Messrs. Copple, Gamble and Fernandes, any outstanding equity awards with time-based vesting provisions will vest on a pro rata basis. Any equity awards with performance-based vesting provisions will remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis.

The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards.

69	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

Based on the above provisions, the total number of equity awards that would have vested for each of Messrs. Warner, Copple, Gamble and Fernandes on December 31, 2014 are as follows:

Restricted Stock:

Name	Number of Shares
Tim Warner	71,016
Robert Copple	38,793
Sean Gamble	1,504
Valmir Fernandes	32,455

Performance awards: We assumed that the maximum IRR would be achieved over the performance periods for the grants made in 2013 and 2014. As disclosed previously, the performance awards (in the form of restricted stock units) shall vest at the maximum for the 2011 Grant and at 76.67% of the maximum opportunity (115% of the target opportunity) for the 2012 Grant.

Name	Number of Shares
Tim Warner	112,666
Robert Copple	43,708
Sean Gamble	0
Valmir Fernandes	35,203

There were no outstanding stock options for any of the named executive officers as of December 31, 2014.

The values of the equity awards have been calculated using the closing price of Common Stock on December 31, 2014 of $35.58 per share.

Potential Payments upon Termination for Cause

If a named executive officer terminates his employment voluntarily, or is terminated for cause, we are only required to pay such named executive officer any accrued unpaid annual base salary through the date of such termination.

Potential Payments upon Termination due to Change of Control

Name	Salary (2)	Bonus (3)	Health Insurance(4)	Life and Disability Insurance(4)	Assistance (5)	Value of Equity Awards(6)	Total
Lee Roy Mitchell(1)	$-	$-	$-	$-	$-	$-	$-
Tim Warner	$1,600,000	$2,080,365	$28,118	$65,480	$828	$6,535,406	$10,310,197
Robert Copple	$1,200,000	$1,509,775	$34,703	$57,485	$828	$4,753,737	$ 7,556,528
Sean Gamble	$ 900,000	$ 117,077	$ 8,043	$ 3,199	$828	$ 250,626	$ 1,279,773
Valmir Fernandes	$ 940,000	$ 992,589	$34,703	$39,967	$828	$3,734,050	$ 5,742,137

(1)	There is no change of control provision in Mr. Mitchell’s employment agreement.

(2)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2014 payable in a lump sum within 30 days of such termination.

(3)	The amounts reported are calculated as follows: the sum of the annual cash incentive bonus the named executive officer would have received for the 2014 fiscal year and one and a half times the annual cash incentive bonus received by the named executive officer for the 2013 fiscal year, payable in a lump sum within 30 days of such termination.

70	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

(4)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(5)	Messrs. Warner, Copple, Gamble and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(6)	The amounts reported have been determined based on the following provision in the respective employment agreements: upon termination due to change of control, any outstanding equity award granted to the named executive officer shall be fully vested and exercisable and all restrictions shall lapse.

Based on the above provision, the total number of equity awards that would have vested on an accelerated basis for each named executive officer upon termination due to a change of control on December 31, 2014 are as follows:

Restricted Stock:

Name	Number of Shares
Tim Warner	71,016
Robert Copple	62,948
Sean Gamble	7,044
Valmir Fernandes	50,819

Performance awards: We assumed that the maximum IRR would be achieved over the performance periods for the grants made in 2013 and 2014. As disclosed previously, the performance awards (in the form of restricted stock units) shall vest at the maximum for the 2011 Grant and at 76.67% of the maximum opportunity (115% of the target opportunity) for the 2012 Grant.

Name	Number of Shares
Tim Warner	112,666
Robert Copple	70,659
Sean Gamble	-
Valmir Fernandes	54,129

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2014 of $35.58 per share.

Potential Payments upon Termination due to Death or Disability

Name	Salary (1)	Bonus (2)	Health Insurance(3)	Life and Disability Insurance(3)	Value of Equity Awards(4)	Total
Lee Roy Mitchell	$885,897	$737,953	$ 6,953	$ 8,104	$-	$1,638,907
Tim Warner	$800,000	$666,400	$11,247	$26,192	$3,820,327	$5,324,165
Robert Copple	$600,000	$499,800	$13,881	$22,994	$2,783,388	$3,920,063
Sean Gamble	$450,000	$117,077	$ 3,217	$ 1,280	$ 53,512	$ 625,086
Valmir Fernandes	$470,000	$395,932	$13,881	$15,987	$2,283,845	$3,179,645

(1)	The amounts reported are the annual base salary of each named executive officer in effect as of December 31, 2014, payable in a lump sum.

71	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

(2)	The amounts reported are the annual bonus each named executive officer would have received for the 2014 fiscal year payable in a lump sum at the same time as the annual cash incentive bonus payments are made to other similarly situated active executives pursuant to the terms of the Bonus Plan.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Effective February 13, 2014, the Board approved and adopted an amendment to the Restated Incentive Plan (the “First Amendment”) pursuant to which any outstanding equity awards shall vest on a pro rata basis. Any equity awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards.

The participant or the participant’s estate or representative shall be entitled to receive any previously vested equity awards.

Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each named executive officer would have been as follows:

Restricted Stock:

Name	Number of Shares
Tim Warner	48,326
Robert Copple	38,793
Sean Gamble	1,504
Valmir Fernandes	32,455

Performance awards (in the form of restricted stock units), based on the assumption that the maximum IRR would be achieved over the performance period:

Name	Number of Shares
Tim Warner	59,047
Robert Copple	39,436
Sean Gamble	-
Valmir Fernandes	31,734

There were no outstanding stock options for any of the named executive officers as of December 31, 2014.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2014 of $35.58 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Dombalagian has served as a member of our Compensation Committee since our Initial Public Offering in 2007. Messrs. Ezersky and Soderquist have served as members of our Compensation Committee since September 1, 2013. Ms. Vaca was appointed to the Compensation Committee by the Board effective January 15, 2015 and Mr. Carlos Sepulveda was appointed to the Compensation Committee by the Board effective February 13, 2015. Mr. Staubach served on the Compensation Committee from September 1, 2013 until

72	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

May 22, 2014. Each person qualifies as an independent, non-employee director and no member has served as an officer or employee of the Company. During the 2014 fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board.

73	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of Record Date are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 115,874,516 shares of Common Stock outstanding as of the Record Date. As of the Record Date, there were 160 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
BlackRock, Inc.(2)	8,923,154	7.7%
The Vanguard Group(3)	6,264,149	5.4%
Directors and Named Executive Officers
Lee Roy Mitchell(4)	10,122,845	8.5%
Tim Warner(5)	95,581	*
Robert Copple(6)	161,998	*
Sean Gamble(7)	12,398	*
Valmir Fernandes(8)	114,516	*
Benjamin D. Chereskin(9)	60,544	*
Vahe A. Dombalagian(10)	17,874	*
Peter R. Ezersky(11)	27,518	*
Steven P. Rosenberg(11)	39,514	*
Enrique F. Senior(11)	45,625	*
Carlos M. Sepulveda(11)	45,625	*
Donald G. Soderquist(11)	45,625	*
Raymond W. Syufy(11)	6,473	*
Nina G. Vaca(12)	1,517	*
Executive Officers & Directors as a Group (16 persons)(13)	10,960,596	9%

* Less than 1%.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G/A filed by Black Rock, Inc. on January 26, 2015. Black Rock, Inc. may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G as the parent holding company or control person on behalf of its subsidiaries BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and Blackrock Life Limited. Black Rock, Inc. has (i) sole voting power over 8,613,070 shares and (ii) sole dispositive power over 8,923,154 shares. The address of Black Rock Inc. is 55 East 52nd Street, New York, NY 10022.

74	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

(3)	Based upon statements in Schedule 13G filed by The Vanguard Group on February 11, 2015. The Vanguard Group may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G as the parent holding company or control person on behalf of its wholly-owned subsidiaries Vanguard Fiduciary Trust Company (beneficial owner of 62,963 shares) and Vanguard Investments Australia, Ltd. (beneficial owner of 7,900 shares). The Vanguard Group has (i) sole voting power over 70,863 shares (ii) shared dispositive power over 62,963 shares (iii) sole dispositive power over 6,201,186 shares and (iv) shared dispositive power over 356,226 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(5)	Includes 38,723 shares of restricted stock.

(6)	Includes 62,508 shares of restricted stock.

(7)	Includes 12,398 shares of restricted stock.

(8)	Includes 48,413 shares of restricted stock.

(9)	Includes 3,300 shares of restricted stock, 3,568 shares held by LEGATUM Partners, L.P., of which shares Mr. Chereskin is the beneficial owner and 9,736 shares held in a grantor trust of which Mr. Chereskin’s spouse is a trustee.

(10)	Includes 3,300 shares of restricted stock. Mr. Dombalagian is the beneficial owner of the reported shares. However, pursuant to the partnership agreement with his employer MDP, the pecuniary interests in the reported shares belong to MDP.

(11)	Includes 3,300 shares of restricted stock.

(12)	The reported shares are restricted stock.

(13)	Includes 318,284 shares of restricted stock. There are no shares of Common Stock issuable upon the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely on its review of the copies of such reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the 2014 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act of 1933, as amended. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company.

75	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

Management presents any proposed related party transaction at an Audit Committee meeting for review and approval. If management becomes aware of a proposed or existing related party transaction that has not been presented or pre-approved by the Audit Committee, management shall promptly notify the Chair of the Audit Committee who shall submit such related party transaction to the full Audit Committee for approval or ratification, if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our CEO, CFO or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee has been delegated the authority to review, consider and approve any such transaction. In such event, the Chair of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines as necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meetings of the Audit Committee or Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. (“Lone Star”) owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded approximately $0.6 million of management fee revenue from Laredo during the 2014 fiscal year. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company pays the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the 2014 fiscal year, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $0.1 million.

Family Relationships

Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company. Ms. Mitchell received total compensation of $164,055 for the 2014 fiscal year. Such amount included annual base salary of $118,249, an annual cash incentive bonus for the 2014 fiscal year of $24,663, benefits (health, life and disability insurance) of $24,690 and annual matching contribution to 401(K) of $8,456. There were no equity awards granted to Ms. Mitchell during the 2014 fiscal year.

Walter Hebert III, brother-in-law of Mr. Mitchell, is the Executive Vice President – Purchasing of the Company. Mr. Hebert received total compensation of $632,796 for the 2014 fiscal year. Such amount included

76	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

annual base salary of $270,000, an annual cash incentive bonus for the 2014 fiscal year of $89,964, benefits (health, life and disability insurance) of $28,193 including a tax gross up of $1,528, annual matching contribution to 401(K) of $13,650, dividends received during the 2014 fiscal year on unvested restricted stock and vested performance awards (in the form of restricted stock units) that vested in March 2014 of $33,010 and the grant date fair market values of restricted stock award of $107,995 and performance awards (in the form of restricted stock units) of $151,833 (based on maximum vesting and subject to the Company achieving pre-established performance targets and Mr. Hebert’s continued employment through March 2018).

Century Theatres

Our subsidiary, Century Theatres, currently leases 15 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, one of our directors, is an officer of the general partner of Syufy Enterprises. Certain of the leases have fixed minimum annual rent while the other leases have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the 2014 fiscal year, we paid approximately $21 million in rent for these leases.

Director Nomination Agreement

On April 9, 2007, immediately prior to our initial public offering, we entered into a Director Nomination Agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board. Pursuant to the Director Nomination Agreement, certain of our then current stockholders, MDCP, the Mitchell Investors (as defined in the Director Nomination Agreement), Syufy Enterprises, LP and the Quadrangle Investors (as defined in the Director Nomination Agreement) had rights to designate nominees to the Board. Currently, only the Mitchell Investors have the right to nominate two directors to the Board.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

For inclusion in the proxy statement: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2016 annual meeting must be in writing and received by the end of business on December 26, 2015 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

Director nomination or proposal for annual meeting: Stockholders who wish to nominate a director or introduce a proposal not included in the proxy statement at the 2016 annual meeting may do so in accordance with our by-laws. These procedures provide that stockholders who wish to bring a proper subject of business before the 2015 annual meeting must do so by a written notice in proper written form to the Company Secretary received not less than 90 and not more than120 days before the anniversary date of the Annual Meeting and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8(e)) must be received no earlier than February 5, 2016, and no later than March 6, 2016 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

A copy of our by-laws is available from the Company Secretary upon written request.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy

77	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker or bank, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

78	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

AVAILABILITY OF REPORT ON FORM 10-K

The Company’s audited consolidated financial statements are included in the 2014 Form 10-K filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2014 Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the 2014 Form 10-K may also be obtained at the Web site maintained by the SEC at www.sec.gov or by visiting our Web site at www.investors.cinemark.com and clicking on “About/Investor Relations” and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Attention: Michael Cavalier, Secretary

By Order of the Board of Directors,

Michael Cavalier

Executive Vice President – General

Counsel and Secretary

April 24, 2015

79	CINEMARK HOLDINGS, INC.	2015 Proxy Statement

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/cnk Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 3, 2015.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 3, 2015.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Carlos M. Sepulveda 02 Tim Warner	☐ FOR all nominees (except as marked)	☐	Withheld from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte as the independent registered public accounting firm for the 2015 fiscal year.		☐ For ☐ Against ☐ Abstain

3.	Approval of the non-binding, annual advisory resolution on executive compensation.		☐ For ☐ Against ☐ Abstain

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 4, 2015

9:00 a.m. CDT

3800 Dallas Parkway

Plano, Texas 75093

Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 4, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Robert Copple and Michael Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.